Exhibit 10.4

OPERATING AGREEMENT

OF

ATLAS PIPELINE MID-CONTINENT WESTTEX, LLC

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION. SUCH INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND THE APPLICABLE STATE OR FOREIGN SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF SUCH INTERESTS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT. PURCHASERS OF INTERESTS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

TABLE OF CONTENTS

ARTICLE I THE COMPANY		1
1.1	Formation	1
1.2	Name	2
1.3	Purpose; Powers	2
1.4	Principal Place of Business	2
1.5	Term	2
1.6	Filings; Agent for Service of Process	2
1.7	Title to Property	3
1.8	Payments of Individual Obligations	3
1.9	Independent Activities; Transactions with Affiliates	3
1.10	Definitions	7
1.11	Shares	24
1.12	Other Terms	25
ARTICLE II MEMBERS’ CAPITAL CONTRIBUTIONS		25
2.1	Initial Capital Contributions	25
2.2	Additional Capital Contributions	26
ARTICLE III ALLOCATIONS		27
3.1	Profits	27
3.2	Losses	27
3.3	Special Allocations	28
3.4	Regulatory Allocations	30
3.5	Other Allocation Rules	30
3.6	Tax Allocations; Code Section 704(c)	30
ARTICLE IV DISTRIBUTIONS AND PAYMENTS		31
4.1	Amounts Distributed	31
4.2	Amounts Withheld	33
4.3	Limitations on Distributions	33
4.4	Distributions and Payments to Members	33
ARTICLE V MANAGEMENT		34
5.1	Authority of the Managing Member	34
5.2	Duties and Obligations of the Managing Member	34
5.3	Compensation; Expenses	37
5.4	Indemnification of the Managing Member	38
5.5	Resignation, Removal	38
ARTICLE VI ROLE OF MEMBERS		39
6.1	Rights or Powers	39
6.2	Voting Rights	39
6.3	Meetings and Consents of the Members	39
6.4	Procedure for Consent	40
6.5	Withdrawal/Resignation	40
6.6	Member Compensation	41
6.7	Indemnification of Class A Member	41
6.8	Members Liability	41

6.9	Partition	42
6.10	Transactions Between a Member or Managing Member and the Company	42
6.11	Other Instruments	42
ARTICLE VII REPRESENTATIONS AND WARRANTIES		42
7.1	In General	42
7.2	Representations and Warranties	42
ARTICLE VIII ACCOUNTING, BOOKS, AND RECORDS		44
8.1	Accounting, Books, and Records	44
8.2	Reports	45
8.3	Tax Matters	48
ARTICLE IX AMENDMENTS		51
9.1	Amendments	51
ARTICLE X TRANSFERS		51
10.1	Restrictions on Transfers	51
10.2	Permitted Transfers	51
10.3	Conditions to Permitted Transfers	51
10.4	Prohibited Transfers	52
10.5	Rights of Unadmitted Assignees	52
10.6	Admission of Substituted Members	53
10.7	Distributions and Allocations in Respect of Transferred Member Interests	53
10.8	Redemption of Class A Member’s Interest in the Company	54
ARTICLE XI POWER OF ATTORNEY		55
11.1	Managing Member as Attorney In Fact	55
11.2	Nature of Special Power	55
ARTICLE XII DISSOLUTION AND WINDING UP		56
12.1	Liquidating Events	56
12.2	Winding Up	57
12.3	Compliance With Certain Requirements of Regulations; Deficit Capital Accounts	58
12.4	Deemed Distribution and Recontribution	59
12.5	Rights of Members	59
12.6	Allocations and Distributions During Period of Liquidation	59
12.7	Character of Liquidating Distributions	60
12.8	The Liquidator	60
12.9	Form of Liquidating Distributions	60
ARTICLE XIII NOTICE EVENTS		61
13.1	Notice Events	61
13.2	Liquidation Notice	61
13.3	Determination of Gross Asset Value	61
ARTICLE XIV MISCELLANEOUS		63
14.1	Notices	63
14.2	Confidential Information	63
14.3	Binding Effect	64

14.4	Construction	64
14.5	Time	64
14.6	Headings	65
14.7	Severability	65
14.8	Incorporation by Reference	65
14.9	Governing Law	65
14.10	Consent to Jurisdiction	65
14.11	WAIVER OF JURY TRIAL	65
14.12	Counterpart Execution	66
14.13	Sole and Absolute Discretion	66
14.14	Specific Performance	66
14.15	No Material Impairment	66
14.16	Entire Agreement	66
14.17	No Third Party Beneficiaries	66
14.18	Waiver	67

EXHIBIT A - Form of Share Certificate

OPERATING AGREEMENT

OF

ATLAS PIPELINE MID-CONTINENT WESTTEX, LLC

This OPERATING AGREEMENT is entered into and shall be effective as of the 27th day of July, 2007, by and between Atlas Pipeline Partners, L.P., a Delaware limited partnership, as the Initial Class B Member and the Withdrawing Class B Member, Atlas Midkiff, LLC, a Delaware limited liability company, as the Class B Member, Managing Member and Tax Matters Member, Western Gas Resources, Inc., a Delaware corporation, as the Initial Class A Member and the Withdrawing Class A Member, and Anadarko Midkiff/Chaney Dell LLC, a Delaware limited liability company, as the Class A Member, pursuant to the provisions of the Act, on the following terms and conditions:

ARTICLE I

THE COMPANY

1.1	Formation.

The Initial Class A Member and the Initial Class B Member hereby agree to form the Company as a limited liability company under and pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. The fact that the Certificate is on file in the office of Secretary of State, State of Delaware, will constitute notice that the Company is a limited liability company. Simultaneous with the execution of this Agreement, the Initial Class A Member and the Initial Class B Member shall be admitted as members of the Company and the Initial Class B Member shall be admitted as the manager (within the meaning of the Act) of the Company. Immediately following the execution of this Agreement, (i) the Initial Class A Member, pursuant to its execution of this Agreement, shall transfer its entire Interest in the Company to the Class A Member, withdraw from the Company, and cease to be a member of the Company, (ii) the Class A Member shall, upon its receipt of the Class A Member Interest of the Initial Class A Member and execution of a counterpart signature page to this Agreement, be admitted as a member of the Company, (iii) the Initial Class B Member, pursuant to its execution of this Agreement, shall transfer its entire Interest in the Company to the Class B Member, withdraw from the Company, and cease to be a member of the Company, (iv) the Class B Member shall, upon its receipt of the Class B Member Interest of the Initial Class B Member and execution of a counterpart signature page to this Agreement, be admitted as a member and the manager (within the meaning of the Act) of the Company, and (v) the Company shall continue without dissolution. The rights and Liabilities of the Members and Managing Member shall be as provided under the Act, the Certificate, and this Agreement.

1.2	Name.

The name of the Company shall be Atlas Pipeline Mid-Continent WestTex, LLC and all business of the Company shall be conducted in such name or, with the consent of all of the Members, under any other name.

1.3	Purpose; Powers.

(a) The purposes of the Company are (i) to acquire, manage, operate, protect, conserve, and sell or otherwise dispose of (directly or indirectly) Permitted Assets, (ii) to make such additional investments and engage in such additional business endeavors as may be authorized pursuant to this Agreement or otherwise as the Members may unanimously agree, and (iii) to engage in any and all activities necessary or incidental to the foregoing purposes.

(b) The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to and in furtherance of the purposes of the Company set forth in this Section 1.3 and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Managing Member pursuant to Article V.

1.4	Principal Place of Business.

The principal place of business of the Company shall be at West Pointe Corporate Center I, 1550 Coraopolis Heights Road, Second Floor, Moon Township, PA 15108. The Managing Member may change the principal place of business of the Company to any other place within or without the State of Texas with the consent of the Members, which will not be unreasonably withheld, delayed or conditioned. The registered office of the Company in the State of Delaware initially is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

1.5	Term.

The term of the Company will commence on the date the Certificate is filed in the office of the Secretary of State of the State of Delaware in accordance with the Act and will continue until the dissolution and the completion of the winding up of the Company following a Liquidating Event, as provided in Article XII.

1.6	Filings; Agent for Service of Process.

(a) The Company was formed as a limited liability company pursuant to the provisions of the Act by the filing of the Certificate for the Company with the Secretary of State of the State of Delaware on July 3rd, 2007. The Members hereby adopt, confirm and ratify said Certificate. The Managing Member shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware, including the preparation, execution, and filing of such amendments to the

Certificate and such other assumed name certificates, documents, instruments, and publications as may be required by law, including action to reflect:

(i)	A change in the Company name;

(ii)	A correction of false or erroneous statements in the Certificate or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members; or

(iii)	A change in the time for dissolution of the Company as stated in the Certificate and in this Agreement.

(b) The Managing Member shall execute and cause to be filed original or amended certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

(c) The registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company or any successor as appointed by the Members in accordance with the Act.

(d) Upon the dissolution and completion of the winding up of the Company in accordance with Article XII, the Liquidator, as an authorized person within the meaning of the Act, shall promptly execute and cause to be filed a Certificate of Cancellation in accordance with the Act and the laws of any other jurisdictions in which the Liquidator deems such filing or any similar filing to be necessary or advisable.

1.7	Title to Property.

All Property owned by the Company will be owned by the Company as an entity and no Member will have any ownership interest in such Property in its individual name, and each Member’s interest in the Company will be personal property for all purposes. The Company will hold title to all of its Property in the name of the Company and not in the name of any Member.

1.8	Payments of Individual Obligations.

The Company’s credit and assets will be used solely for the benefit of the Company, and no asset of the Company will be Transferred in satisfaction of or encumbered for, or in payment of, any individual obligation of any Member.

1.9	Independent Activities; Transactions with Affiliates.

(a) The Managing Member shall devote such time to the affairs of the Company as it determines, in its sole discretion, may reasonably be necessary to manage and operate the Company, and will be free to serve any other Person or enterprise in any capacity that it may deem appropriate in its sole discretion.

(b) Insofar as permitted by applicable law, neither this Agreement nor any activity undertaken pursuant hereto will prevent any Member or its Affiliates from engaging in whatever activities or pursuing whatever opportunities they choose, whether the same are competitive with the Company or otherwise and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any Member, or require any Member to permit the Company or any other Member or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.

(c) Related Party Transactions.

(i) To the extent permitted by applicable law and subject to the provisions of this Agreement (including Section 1.9(c)(ii) and Article V), in furtherance of the purposes of the Company set forth in Section 1.3, the Managing Member is hereby authorized to cause the Company to purchase property (whether real, personal, or mixed) from, sell Property to or otherwise deal with any Member, acting on its own behalf, or any Affiliate of any Member (each such agreement, a “Related Party Transaction”); provided that any such purchase, sale, or other transaction shall be made on terms and conditions which are no less favorable to the Company than those generally being provided to or available from an independent third party.

(ii) Any transaction or series of related transactions that is a Related Party Transaction between the Managing Member (or an Affiliate) and the Company that involves aggregate payments in excess of $250,000, other than reimbursements to the Managing Member for Reimbursable Company Expenses incurred in connection with the Company’s business pursuant to Section 5.3(b), which will be reported in accordance with Section 5.3(c) (each such transaction, an “Above Threshold Related Party Transaction”), must have the prior approval of a majority of the Company Conflicts Committee (as defined in Section 1.9(c)(iii) below).

(iii) The Class A Member and the Managing Member shall each designate two (2) members to serve on a committee (the “Company Conflicts Committee”) whose purpose is to act upon any Above Threshold Related Party Transaction submitted to the Company Conflicts Committee pursuant to this Section 1.9(c)(iii). Meetings of the Company Conflicts Committee may be called by the Managing Member on not less than two (2) business days’ notice to each of the members of the Company Conflicts Committee by telephone, facsimile, mail, electronic mail, telegram or other means of communication, with such notice to specify the relevant Above Threshold Related Party Transaction for consideration at such meeting.

(iv) Unless three of the four members of the Company Conflicts Committee vote to approve any proposed Above Threshold Related Party Transaction, the Conflicts Committee members designated by the Class A Member (the “Class A Member Conflict Committee Members”) disputing the fairness of the Above Threshold Related Party Transaction are required to submit a good faith proposal of terms and conditions with respect to such Above Threshold Related Party Transaction that they reasonably believe to be no less favorable to the Company than those generally being provided to or available from an independent third party.

(v) If the Class A Conflict Committee Members and the two members of the Company Conflicts Committee designated by the Managing Member (the “Managing Member Conflict Committee Members”) are unable to resolve any dispute with respect to approval of an Above Threshold Related Party Transaction through good faith negotiation, then, within two (2) Business Days after such meeting, either the Class A Member or the Managing Member (either such person, the “Initiating Party”‘) may submit the Above Threshold Related Party Transaction Dispute to arbitration in accordance with the following paragraphs (1)-(4).

(1) Location of Arbitration: Procedures. Any Initiating Party may cause the filing (such filing, an “Arbitration Filing”) in Houston, Texas or such other place as may be mutually acceptable to the Class A Member and the Managing Member under the AAA Commercial Arbitration Rules with Expedited Procedures in effect on the date hereof, as modified by Section 1.9(c)(v)(1)-(4).

(2) Selection of Arbitrator. The Class A Member and the Managing Member shall meet within two (2) Business Days after the date of any dispute to agree upon a neutral arbitrator with at least fifteen (15) years experience in a senior management capacity in the operation of natural gas pipelines and processing plants to resolve the dispute. If the Class A Member and the Managing Member are unable to agree upon a neutral arbitrator within two (2) Business Days of such meeting, then the AAA shall select from its Large Complex Case Panel one neutral arbitrator with at least fifteen (15) years experience in a senior management capacity in the operation of natural gas pipelines and processing plants.

(3) Submissions. The Initiating Party shall submit to the arbitrator the dispute to be decided and set forth matters with respect to the dispute as the Initiating Party deems appropriate. Within five (5) days thereafter, the other Person (such other person, the “Responding Party”) shall submit to the arbitrator its response to the Arbitration Filing and set forth matters with respect to the dispute as the Responding Party deems appropriate. The arbitrator shall determine (a) whether an experienced and prudent operator of natural gas pipelines and processing plants would consider the terms and conditions of the transaction leading to the dispute to be no less favorable to the Company than those generally being provided to or available from an independent third party, and (b) if not, the terms and conditions that would generally be provided to or available from an independent third party. The arbitrator’s decision on one or both of these issues shall be set forth in writing.

(4) Effect of Determination: Costs. The determination(s) by the arbitrator described in Article 1.9(c)(v)(3) above shall be final and binding upon the Company Conflicts Committee. The cost of the arbitration (including fees of the AAA and the arbitrator) shall be borne equally by the Class A Member and the Managing Member.

(vi) On or before the 60th day following the end of each quarter, the Managing Member shall furnish the Company Conflicts Committee a schedule of any transaction or series of related transactions entered into during such preceding quarter that constitute a Related Party Transaction by the Company with the Managing Member or an Affiliate involving aggregate payments of less than $250,000, other than reimbursements to the Managing Member for Reimbursable Company Expenses incurred in connection with the Company’s business pursuant to Section 5.3(b), which will be reported in accordance with Section 5.3(c) (each such transaction, a “Below Threshold Related Party Transaction”). Any Class A Member Conflicts Committee Member may, within seventy-five (75) days following actual receipt by such Class A Conflicts Committee Member of the schedule provided pursuant to this Section 1.9(c)(vi), dispute in writing any amount set forth on the schedule with respect to any Below Threshold Related Party Transaction on the ground that such amount was not fair and reasonable to the Company. The Managing Member and the Class A Member Conflicts Committee Members shall attempt to resolve such dispute, acting diligently and in good faith. If the Managing Member and the Class A Member Conflicts Committee Members are unable to resolve any such dispute within thirty (30) days, or such additional time as may be reasonable under the circumstances, either the Managing Member or any Class A Member Conflicts Committee Member may submit the dispute to arbitration in accordance with paragraphs (1)-(4) of Section 1.9(c)(v).

(d) In accordance with the provisions of Section 18-1101 of the Delaware Limited Liability Company Act, to the extent that, at law or in equity, a Member of the Company has duties (including fiduciary duties) to the Company or to another Member or to another Person that is a party to or is otherwise bound by this Agreement, all such duties (including fiduciary duties) of any such Member are hereby waived and eliminated; provided, that the foregoing provision shall only be given effect to the fullest extent permitted by applicable law and shall not eliminate or waive the implied contractual covenant of good faith and fair dealing.

1.10	Definitions.

Unless otherwise specifically stated, the capitalized terms used in this Agreement have the respective meanings set forth in this Section 1.10. Each agreement referred to in this Section 1.10 shall mean such agreement as amended, modified, or supplemented from time to time to the extent permitted by the applicable provisions thereof and hereof.

“Above Threshold Related Party Transaction” has the meaning set forth in Section 1.9(c)(ii).

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18 101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Additional Capital Contribution” has the meaning set forth in Section 2.2(a).

“Adjusted Allocated Retained Asset Value” has the meaning set forth in the Master Formation Agreement.

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Member is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Allocation Year.

“Affiliate” with respect to a Person, shall mean any other Person controlling, controlled by or under common control with such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Operating Agreement of Atlas Pipeline Mid-Continent WestTex, LLC, by and between Atlas Pipeline Partners, L.P., Atlas Midkiff, LLC, Western Gas Resources, Inc., and Anadarko Midkiff/Chaney Dell LLC, as amended from time to time, which shall constitute the limited liability company agreement of the Company for all purposes of the Act.

“Allocated Value” has the meaning set forth in the Master Formation Agreement.

“Allocation Year” means (i) the period commencing on the Closing Date and ending on December 31, 2007, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article III.

“Anadarko Contributed Assets” has the same meaning as the term “Assets” as defined in the Master Formation Agreement.

“APC” means Anadarko Petroleum Corporation, a Delaware corporation.

“APC Note” means the promissory note evidencing the loans made by the Company to APC pursuant to the Note Agreement.

“APC Note Prepayments” means any amounts paid to the Company pursuant to Section 4.3 of the Note Agreement.

“Applicable Day Count Fraction” means, with respect to any Distribution Period (or portion thereof), the actual number of days in such Distribution Period (or portion thereof) divided by 360.

“Appraised Asset Value” has the meaning set forth in Section 13.3(a)(i).

“Appraiser” has the meaning set forth in Section 13.3(a)(i).

“Arbitration Filing” has the meaning set forth in Section 1.9(c)(v)(1).

“Bankruptcy” means, with respect to any Person, a “Voluntary Bankruptcy” or an “Involuntary Bankruptcy”. A “Voluntary Bankruptcy” means, with respect to any Person (i) the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (ii) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property, or (iii) corporate action taken by such Person to authorize any of the actions set forth above. An “Involuntary Bankruptcy” means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law, or regulation, or the filing of any such petition against such Person, which petition shall not be dismissed within ninety (90) days, or without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Person or of all or any substantial part of the property of such Person, which order shall not be dismissed within ninety (90) days. The foregoing is intended to supersede and replace the events listed in Sections 18-304(a) and (b) of the Act.

“Below Threshold Related Party Transaction” has the meaning set forth in Section 1.9(c)(vi).

“Business Day” means any day that is not a Saturday, a Sunday, or a day on which banking institutions located in New York, New York, or Houston, Texas are authorized or obligated by law to close.

“Capital Account” means, with respect to any Member of the Company, the Capital Account maintained for such Member in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Interest pursuant to Section 3.3 or Section 3.4, and (C) the amount of any Company Liabilities assumed by such Member or that are secured by any Property distributed to such Member;

(ii) To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to such Interest pursuant to Section 3.3 or Section 3.4, and (C) the amount of any Liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company;

(iii) In the event an Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest; and

(iv) In determining the amount of any Liability for purposes of subparagraphs (i) and (ii) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Tax Matters Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulations, the Tax Matters Member may, subject to the last sentence hereof, make such modification. The Tax Matters Member also shall, subject to the last sentence hereof, (i) make any adjustments that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b). Prior to effecting such adjustments or modifications, the Tax Matters Member shall provide each Member with written notice describing the need for and the effects on the Class A Member of any such adjustments or modifications and shall be authorized to make the adjustment or modification described in such Notice upon receipt of written approval from the Class A Member of any such adjustments or modifications, which will not be unreasonably withheld, delayed or conditioned.

“Capital Contributions” means, with respect to any Member of the Company, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company by such Member. For the avoidance of doubt, amounts paid (as opposed to contributed) to the Company by any Member or its Affiliates pursuant to Section 11.4(b) of the Master Formation Agreement shall not be treated as Capital Contributions.

“Cash Available for Distribution” for any Distribution Period means the gross cash proceeds of the Company (including interest payments on the APC Note but excluding additional Capital Contributions for Expansion Capital Expenditures) less the portion thereof used to pay Company expenses or establish any reasonable reserves for future Company expenses or expenditures (including, without limitation, Taxes and Maintenance Capital Expenditures but excluding Expansion Capital Expenditures), all as determined by the Managing Member, adjusted for any Cash Available for Distribution Variance with respect to the previous quarter pursuant to Section 4.1(f). Cash Available for Distribution shall not include (i) Cash From Sales, (ii) APC Note Prepayments, and (iii) Special Managing Member Payments. Cash Available for Distribution will not be reduced by depreciation, depletion, amortization, or similar allowances, and Cash Available for Distribution will be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

“Cash Available for Distribution Variance” has the meaning set forth in Section 4.1(f).

“Cash Equivalents” shall mean cash and any of the following: (i) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (ii) insured certificates of deposit of or time or demand deposits with any commercial bank that is a member of the Federal Reserve System, the parent of which issues commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s or A1 (or the then equivalent grade) by S&P, is organized under the laws of the United States or any State thereof, and the long term unsecured debt of which is rated A2 or better by Moody’s and A or better by S&P; provided, however, that all instruments described in this definition other than cash shall have a maturity of not longer than ninety (90) days or (iii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in (i) and (ii) above.

“Cash From Sales” means the net cash proceeds from all sales and other dispositions (other than in the ordinary course of business) of all or any portion of the Anadarko Contributed Assets, less the portion thereof used to pay Company expenses or establish any reasonable reserves for future Company expenses or expenditures (including, without limitation, Taxes and Maintenance Capital Expenditures, but excluding Expansion Capital Expenditures), all as determined by the Managing Member, provided, however, “Cash From Sales” will be increased by any reduction in reserves previously established with respect to “Cash From Sales.” “Cash From Sales” will include all principal and interest payments with respect to any note or other obligation received by the Company in connection with sales and other dispositions (other than in the ordinary course of business) of the Anadarko Contributed Assets.

“Cash Shortfall” has the meaning set forth in Section 2.2(b).

“Certificate” means the certificate of formation filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Certificate of Cancellation” means a certificate filed in accordance with 6 Del. C.§ 18 203.

“Class A Member” means any Person who (i) is referred to as such in the introductory statement of this Agreement or has become a substituted or additional Class A Member pursuant to the terms of this Agreement and (ii) has not ceased to be a Class A Member.

“Class A Member Appraiser” has the meaning set forth in Section 13.3(a)(i).

“Class A Member Conflicts Committee Members” has the meaning set forth in Section 1.9(c)(iv).

“Class A Member Preferred Capital” means, with respect to the Class A Member for any Distribution Period, (i) the Initial Capital Account of the Class A Member adjusted by any decreases or increases in the initial Gross Asset Value of any Property pursuant to subparagraph (i) of the definition of “Gross Asset Value” that have been made on or before the first day of such Distribution Period plus (ii) the Adjusted Allocated Retained Asset Value in respect of any Retained Assets contributed to the Company pursuant to Section 2.2(c), minus (iii) the initial Gross Asset Value of any interest in the APC Note distributed pursuant to Section 4.1(c) on or prior to the first day of such Distribution Period.

“Class A Member Priority Return” means, with respect to the Class A Member, cumulative payments for each Distribution Period or portion thereof during which the Class A Member’s Interest is outstanding, determined by multiplying (A) the Priority Return Rate for such Distribution Period or portion thereof times (B) the Class A Member Preferred Capital times (C) the Applicable Day Count Fraction for such Distribution Period or portion thereof. If the Class A Member Priority Return accrued by any Distribution Date is not distributed in full on such Distribution Date, any amount of accrued Class A Member Priority Return not distributed shall accumulate, and “Class A Member Priority Return” shall include additional payments for each succeeding Distribution Period or portion thereof during which such accrued but undistributed Class A Member Priority Return shall remain undistributed, in an amount determined by multiplying (A) the Priority Return Rate referred to above, times (B) the amount of such accrued but undistributed Class A Member Priority Return, times (C) the Applicable Day Count Fraction for such Distribution Period or portion thereof.

“Class A Member Redemption Notice” has the meaning set forth in Section 10.8(a).

“Class B Member” means any Person who (i) is referred to as such in the introductory statement of this Agreement or has become a substituted or additional Class B Member pursuant to the terms of this Agreement and (ii) has not ceased to be a Class B Member.

“Closing Date” means the Closing Date as defined in the Master Formation Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” means Atlas Pipeline Mid-Continent WestTex, LLC, a Delaware limited liability company.

“Company Conflicts Committee” has the meaning set forth in Section 1.9(c)(iii).

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Confidential Information” means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of a Member from the Company or its Representatives), other than information which (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Member, (b) was or becomes available to such Member on a nonconfidential basis prior to disclosure to the Member by the Company or its Representatives, (c) was or becomes available to the Member from a source other than the Company and its Representatives, provided, that such source is not known by such Member to be bound by a confidentiality agreement with the Company, or (d) is independently developed by such Member without the use of any such information received under this Agreement.

“Contribution Agreement” means the Contribution Agreement entered into pursuant to the Master Formation Agreement.

“Damages” means, without duplication, claims, demands, damages, costs and expenses (including reasonable fees and disbursements of counsel), Liabilities, liens, losses, fines, penalties, charges and administrative, judicial and arbitration awards, judgments, settlement payments and deficiencies or other charges.

“Debt” means, with respect to any Person, (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind existing on any asset owned or held by such Person whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), and (v) above, provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of such Person’s business and are not delinquent or are being contested in good faith by appropriate proceedings.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to a depreciable or amortizable asset for such Allocation Year for federal income tax purposes, except that (i) with respect to any depreciable or amortizable asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” defined by Regulations Section 1.704-3(d), Depreciation for such Allocation Year shall be the amount of book basis recovered for such Allocation Year under the rules prescribed by Regulations Section 1.704-3(d)(2), and (ii) with respect to any other depreciable or amortizable asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of a depreciable or amortizable asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member and approved by the Class A Member, which approval shall not be unreasonably withheld, delayed or conditioned. If the Gross Asset Value of a depreciable or amortizable asset is adjusted pursuant to subparagraphs (ii) or (iv) of the definition of Gross Asset Value during an Allocation Year, following such adjustment, Depreciation shall thereafter be calculated under clause (i) or (ii) immediately above, whichever the case may be, based upon such Gross Asset Value, as so adjusted.

“Distribution Date” has the meaning set forth in Section 4.1(a).

“Distribution Period” means the applicable period from (and including) the Closing Date to (but excluding) the first Distribution Date occurring thereafter or from (and including) a Distribution Date to (but excluding) the next subsequent Distribution Date.

“Eurodollar Rate” means, for any Distribution Period, the Libor rate reported by Bloomberg L.P. in its index of rates as shown on screen “BBAM” (or any successor to or substitute for such index, providing rate quotations comparable to those currently provided on such page of such index, as determined by the largest of the Spread Reference Banks (based on asset value as shown on the most recently available audited financials of such bank) from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Distribution Period, as the Libor rate for Dollar deposits with a maturity comparable to such Distribution Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Distribution Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Distribution Period are offered by the principal London office of the largest of the Spread Reference Banks (based on the asset value as shown on the most recently available audited financials for such bank) in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Distribution Period.

“Expansion Capital Expenditures” means capital expenditures made to expand or increase the efficiency of the existing operating capacity of the Company’s assets, including expenditures that facilitate an increase in volumes within the Company’s operations, whether through construction or acquisition. Expenditures that reduce the Company’s operating costs will be considered Expansion Capital Expenditures only if the reduction in operating expenses exceeds cost reductions typically resulting from routine maintenance.

“Expenses” means any and all costs, Liabilities, obligations, losses, damages, penalties, interest, Taxes, claims (including, but not limited to negligence, strict or absolute liability, Liability in tort and Liabilities arising out of violation of laws or regulatory requirements of any kind), actions, suits, costs, expenses, and disbursements (including reasonable legal fees and expenses) of the Company.

“Fiscal Quarter” means (i) the period commencing on (and including) the Closing Date and ending on (and including) September 30, 2007, (ii) any subsequent three-month period commencing on (and including) any January 1, April 1, July 1, and October 1 and ending on (and including) the last day in March, June, September, and December, respectively, and (iii) in the case of the final Fiscal Quarter, the period commencing on (and including) the day after the last day of the prior Fiscal Quarter of the immediately preceding March, June, September, and December as the case may be, and ending on (and including) the date on which all Property is distributed to the Members pursuant to Article XII.

“Fiscal Year” means (i) the period commencing on the Closing Date and ending on December 31, 2007, (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31, and (iii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Members pursuant to Article XII.

“GAAP” means generally accepted accounting principles in effect in the United States as amended from time to time.

“Governmental Authority” means the United States of America, any state, county, city or local governmental authority, or any political subdivision, agency, department, commission, board, agency or other instrumentality of any of the foregoing.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company pursuant to the Contribution Agreement will be the Allocated Value of such Property as determined under the Master Formation Agreement; provided, however, that the Gross Asset Value of any such Property shall be (A) decreased by any amount contributed to the Company with respect to such Property pursuant to Section 5.2(c) of the Master Formation Agreement, (B) increased by the amount of any Positive Section 11.4(b) Adjustment Amount with respect to such Property pursuant to Section 11.4(b) of the Master Formation Agreement, and (C) decreased by the amount of any Negative Section 11.4(b) Adjustment Amount with respect to such Property pursuant to Section 11.4(b) of the Master Formation Agreement; provided, further, that, with respect to any Retained Asset contributed to the Company pursuant to Section 9.6(c) of the Master Formation Agreement, the initial Gross Asset Value of such Retained Asset shall be deemed (for purposes hereof) to be equal to the Adjusted Allocated Retained Asset Value of such Retained Asset;

(ii) The Gross Asset Values of all items of Property shall be adjusted to equal their respective Mark-to-Market Values (taking Code Section 7701(g) into account) as of the following times: (A) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution other than an Additional Capital Contribution made pursuant to Section 2.2(b), Section 2.2(c), the last sentence of Section 10.8(b) or the last sentence of Section 12.9, (B) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an Interest in the Company, and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided that the redemption of the Class A Member’s Interest pursuant to Section 10.8 shall in all events constitute a distribution described in clause (B) irrespective of the amount, if any, distributed to the Class A Member, and provided further that an adjustment described in clause (A) of this paragraph shall be made only if the Tax Matters Member reasonably determines, with the concurrence of the Class A Member, which shall not be unreasonably withheld, delayed or conditioned, that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any item of Property distributed to any Member (other than as consideration for an Interest in the Company as described in clause (B) of subparagraph (ii) above) shall be adjusted to equal the Mark-to-Market Value (taking Code Section 7701(g) into account) of such item on the date of distribution; and

(iv) The Gross Asset Values of each item of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” or Section 3.3(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses and allocations thereof pursuant to Sections 3.3 and 3.4 hereof.

“Gross Liability Value” means with respect to any Liability of the Company described in Regulations Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction. The Gross Liability Value of each Liability of the Company described in Regulations Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Gross Asset Values.

“HSR Act” mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Capital Account” means, with respect to the Managing Member and the Class A Member, the Capital Account balance of such Member as of the Closing Date after giving effect to its initial Capital Contribution pursuant to Section 2.1 and the Contribution Agreement and the transfer of the Initial Class A Member’s Interest to the Class A Member and the transfer of the Initial Class B Member’s Interest to the Managing Member.

“Initial Class A Member” or “Withdrawing Class A Member” means Western Gas Resources, Inc.

“Initial Class B Member” or “Withdrawing Class B Member” means Atlas Pipeline Partners, L.P.

“Initiating Party” has the meaning set forth in Section 1.9(c)(v).

“Interest” means any interest in the Company representing the Capital Contributions made by a Member or its predecessors in interest, including any and all benefits to which the holder of a limited liability company interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

“Involuntary Bankruptcy” has the meaning set forth in the definition of “Bankruptcy.”

“Liabilities” means any liabilities or obligations of any nature, whether accrued, contingent or otherwise.

“Liquidating Event” has the meaning set forth in Section 12.1(a).

“Liquidation Notice” has the meaning set forth in Section 13.2.

“Liquidator” has the meaning set forth in Section 12.8(a).

“Maintenance Capital Expenditures” means capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of the Company’s assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows.

“Managing Member” means Atlas Midkiff, LLC so long as it continues to serve in such capacity and shall also refer to any Person that is admitted to the Company as a successor Managing Member of the Company in accordance with this Agreement.

“Managing Member Appraiser” has the meaning set forth in Section 13.3(a)(i).

“Managing Member Conflicts Committee Members” has the meaning set forth in Section 1.9(c)(v)

“Managing Member Preferred Capital” means, with respect to the Managing Member for any Distribution Period, the product of five percent (5%) times the excess, if any, of (a) the aggregate Nonconsent Additional Capital Contributions made by the Managing Member on or prior to the last day of such Distribution Period, over (b) the aggregate distributions received by the Managing Member pursuant to Section 4.1(a)(ii) on or prior to the first day of such Distribution Period.

“Managing Member Priority Return” means, with respect to the Managing Member, cumulative payments for each Distribution Period or portion thereof during which the Managing Member’s Interest is outstanding, determined by multiplying (A) the Priority Return Rate for such Distribution Period or portion thereof times (B) two (2) times (C) the average daily balance of the Managing Member Preferred Capital during such Distribution Period or portion thereof times (D) the Applicable Day Count Fraction for such Distribution Period or portion thereof. If the Managing Member Priority Return accrued by any Distribution Date is not distributed in full on such Distribution Date, any amount of accrued Managing Member Priority Return not distributed shall accumulate, and “Managing Member Priority Return” shall include additional payments for each succeeding Distribution Period or portion thereof during which such accrued but undistributed Managing Member Priority Return shall remain undistributed, in an amount determined by multiplying (A) the Priority Return Rate referred to above, times (B) two (2) times (C) the amount of such accrued but undistributed Managing Member Priority Return, times (D) the Applicable Day Count Fraction for such Distribution Period or portion.

“Managing Member Redemption Notice” has the meaning set forth in Section 10.8(a).

“Mandatory Redemption” has the meaning set forth in Section 10.8(a).

“Mark-to-Market Balance Sheet” has the meaning set forth in Section 8.2(e)(i).

“Mark-to-Market Value” has the meaning set forth in Section 13.3.

“Master Formation Agreement” means the Master Formation Agreement by and among Western Gas Resources, Inc., and Atlas Pipeline Partners, L.P., dated effective as of July 1, 2007, as amended.

“Master Offset Agreement” means the Master Offset Agreement by and among APC, Anadarko Midkiff/Chaney Dell LLC, and the Company, dated as of the Closing Date.

“Member” means any Person (A) who is referred to as such in the first paragraph of this Agreement, or who has become a substituted or additional Member pursuant to the terms of this Agreement, in its capacity as a member of the Company, and (B) who has not ceased to be a Member.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Moody’s” means Moody’s Investor Service, Inc. or any successor by merger or consolidation of its business.

“Negative Section 11.4(b) Adjustment Amount” has the meaning set forth in the Master Formation Agreement.

“Non-Managing Members” means Members other than the Managing Member.

“Nonconsent Additional Capital Contributions” means those Additional Capital Contributions made by the Managing Member pursuant to Section 2.2(b)(ii), if any, that funded 100% of the Cash Shortfall that was the subject of a cash call made by the Managing Member.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Note Agreement” means the Note Agreement by and between APC and the Company, dated as of the Closing Date.

“Notice Events” has the meaning set forth in Section 13.1.

“Officer” means any person designated as an officer of the Company as provided in Section 5.1(b), but such term does not include any person who has ceased to be an officer of the Company.

“Parent” has the meaning set forth in the definition of “Subsidiary.”

“Permitted Assets” means:

(i) The Anadarko Contributed Assets;

(ii) Any assets acquired in connection with any extension, improvement, or expansion of the Anadarko Contributed Assets;

(iii) The APC Note;

(iv) Any assets necessary or appropriate for the operation and maintenance of the APC Contributed Assets;

(v) Cash and Cash Equivalents;

(vi) Receivables and other similar assets arising in the ordinary course of the Company’s business;

(vii) Any leasehold interest related to acquiring office space for the Company, office equipment, office supplies, and other similar items held or used in the ordinary course of the Company’s business; and

(viii) Any other assets proposed to be a acquired by the Managing Member with the consent of the Class A Member, whose consent shall not be unreasonably withheld, delayed, or conditioned.

“Permitted Transfer” has the meaning set forth in Section 10.2.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee, or other entity.

“Positive Section 11.4(b) Adjustment Amount” has the meaning set forth in the Master Formation Agreement.

“Priority Return Margin” means 0.45% for any Distribution Period or portion thereof.

“Priority Return Rate” means, for any Distribution Period or portion thereof during which the Priority Return is stated herein to accrue, a rate per annum equal to the sum of (i) the Eurodollar Rate for such Distribution Period plus (ii) the Priority Return Margin.

“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any item of Property is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the item of Property) or an item of loss (if the adjustment decreases the Gross Asset Value of the item of Property) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses;

(iv) In the event the Gross Liability Value of any Liability of the Company described in Regulations Section 1.752-7(b)(3)(i) is adjusted as required by this Agreement, the amount of such adjustment shall be treated as an item of loss (if the adjustment increases the Gross Liability Value of such Liability of the Company) or an item of gain (if the adjustment decreases the Gross Liability Value of such Liability of the Company) and shall be taken into account for purposes of computing Profits or Losses;

(v) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(vi) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of “Depreciation”;

(vii) To the extent an adjustment to the adjusted tax basis of any item of Property pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of Property) or loss (if the adjustment decreases such basis) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses; and

(viii) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 3.3 or Section 3.4 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 3.3 and 3.4 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vii) above. Solely for purposes of clarification, the determination of “Profits” and “Losses” shall take into account all items of loss and deduction attributable to payments by the Company to, or for the benefit of, the Initial Class A Member (or any Affiliates of the Initial Class A Member) pursuant to Section 13.4(c) of the Master Formation Agreement.

“Property” means all real and personal property acquired by the Company, including cash, the APC Note, and any improvements on real or personal property, and shall include both tangible and intangible property.

“Quarterly Reimbursable Company Expense Report” has the meaning set forth in Section 5.3(c).

“Reconstitution Period” has the meaning set forth in Section 12.1(b).

“Redemption Date” has the meaning set forth in Section 10.8(c).

“Redemption Notice” has the meaning set forth in Section 10.8(a).

“Redemption Option” has the meaning set forth in Section 10.8(a).

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

“Regulatory Allocations” has the meaning set forth in Section 3.4.

“Reimbursable Company Expenses” has the meaning set forth in Section 5.3(b).

“Related Party Transaction” has the meaning set forth in Section 1.9(c)(i).

“Representative” means, with respect to any Person, each stockholder, managing member, general partner, manager, managing partner, director, officer, employee, agent, consultant and advisor (including counsel and accountants) of such Person and an Affiliate of such Person.

“Responding Party” has the meaning set forth in Section 1.9(c)(v)(3).

“Retained Asset” has the meaning set forth in the Master Formation Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor by merger or consolidation to its business.

“Special Class A Issue” has the meaning set forth in Section 8.3(b).

“Special Managing Member Payments” means the amount of any interest required to be paid by the Managing Member to the Company pursuant to Section 11.4(b) of the Master Formation Agreement.

“Spread Reference Banks” has the meaning set forth in the Note Agreement.

“Subsidiary” with respect to any Person (such Person, the “Parent”), means any other Person as to which more than fifty percent (50%) of the voting power or value is owned, whether directly or indirectly through one or more Subsidiaries, by such Parent.

“Taxes” means any and all taxes (including net income, gross income, franchise, ad valorem, gross receipts, sales, use, property, and stamp taxes), levies, imposts, duties, charges, assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, now existing or hereafter created or adopted, together with any and all penalties, fines, additions to tax, and interest thereon.

“Tax Matters Member” means (i) the Managing Member so long as it continues to serve in such capacity, or (ii) any Person that is admitted to the Company as a successor Tax Matters Member of the Company or any Member deemed to replace the Tax Matters Member in accordance with this Agreement.

“TEFRA Election” has the meaning set forth in Section 8.3(c).

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, or otherwise dispose of.

“Valuation Date” means the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter during which (i) in the case of a redemption of the Class A Member’s Interest pursuant to Section 10.8, the Redemption Date occurs, or (ii) in the case of the liquidation of the Company pursuant to Section 12.9, the Liquidating Event occurs.

“Voluntary Bankruptcy” has the meaning set forth in the definition of “Bankruptcy.”

“Wholly-Owned Affiliate” of any Person means an Affiliate of such Person (i) one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly by such Person, or by any Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, (ii) an Affiliate to such Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, and (iii) any Wholly-Owned Affiliate of any Affiliate described in clause (i) or clause (ii).

1.11	Shares.

(a) The Company shall issue shares in respect of each of the Members’ Interest with such rights attached thereto as may be provided in this Agreement. Such shares shall be represented by certificates in the form attached as Exhibit A. The Company shall not be authorized to issue any additional shares except as such shares may be issued pursuant to Section 2.2.

(b) Each share issued by the Company shall be a security within the meaning of, and governed by, (i) Article 8 of the Delaware Uniform Commercial Code as provided by Section 8-103 of said code and (ii) Chapter 8 of the Texas Business and Commerce Code as provided in Section 8.103 of said code and each certificate representing shares of the Company shall bear the following legend:

“The shares represented by this certificate are securities within the meaning of, and governed by, Article 8 of the Delaware Uniform Commercial Code and by Chapter 8 of the Texas Business and Commerce Code.”

(c) Each certificate evidencing a Member’s Interest and each instrument issued in exchange for or upon the Transfer of an Interest shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION. SUCH INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND THE APPLICABLE STATE OR FOREIGN SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF SUCH INTERESTS IS FURTHER RESTRICTED AS PROVIDED IN THE OPERATING AGREEMENT OF THE COMPANY. PURCHASERS OF INTERESTS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

(d) The Company shall maintain books for the purpose of registering holders of shares evidencing Interests and the Transfer of Interests. The Transfer of Interests shall require delivery of an endorsed Certificate evidencing such Interests. Upon any Transfer of Interests permitted by Article X, the transferor Member and the transferee shall provide notice to the Company to register a Transfer of Interests. Any such Permitted Transfer shall be effective upon registration of such Transfer in the Company’s books maintained for such purpose.

1.12	Other Terms.

Unless the context shall require otherwise:

(a) Words importing the singular number or plural number include the plural number and singular number respectively;

(b) Words importing the masculine gender include the feminine and neuter genders and vice versa;

(c) Reference to “include,” “includes,” and “including” are deemed to be followed by the phrase “without limitation”; and

(d) Reference in this Agreement to “herein,” “hereby,” “hereof,” or “hereunder,” or any similar formulation, are deemed to refer to this Agreement; provided that such reference shall be deemed to include exhibits, schedules, annexes, or appendices only as provided in Section 14.8.

(e) References in this Agreement to “Section” or “Sections” are deemed to refer to sections of this Agreement unless otherwise noted.

ARTICLE II

MEMBERS’ CAPITAL CONTRIBUTIONS

2.1	Initial Capital Contributions.

The name and address of each Member, as well as the aggregate initial Capital Contribution made by each Member (or their predecessors in interest) pursuant to this Agreement and, in the case of the Initial Class A Member, the Contribution Agreement, and such Member’s Initial Capital Account, are as follows:

Name and Address	Initial Capital Contribution
Initial Class B Member West Pointe Corporate Center I 1550 Coraopolis Heights Road, Second Floor Moon Township, PA 15108	$760,342,717.00 in cash. The Initial Capital Account of the Initial Class B Member is $760,342,717.00, which will be transferred to the Managing Member immediately following the execution of this Agreement.

Initial Class A Member 1201 Lake Robbins Drive The Woodlands, TX 77380	The Anadarko Contributed Assets with an initial aggregate
Gross Asset Value of $760,342,717.00. The Initial Capital
Account of the Initial Class A Member is $760,342,717.00,
which will be transferred to the Class A Member immediately
following the execution of this Agreement.

2.2	Additional Capital Contributions.

(a) Except as otherwise provided in Sections 2.2(b), 2.2(c), 10.8(b) and 12.9, no Member will be required to make additional Capital Contributions (“Additional Capital Contributions”) to the Company.

(b) If the cash required by the Company to satisfy operating and maintenance expenses or to engage in the extension, improvement, or expansion of the Anadarko Contributed Assets exceeds its then available cash reserves (a “Cash Shortfall”), then the Managing Member may make cash calls to cover such Cash Shortfall. If the Managing Member makes such cash calls, then (i) if the Class A Member so elects (within 30 days after notice of such cash call), the Class A Member shall make Additional Capital Contributions of cash in an amount equal to five percent (5%) of such Cash Shortfall, and (ii) the Managing Member shall make Additional Capital Contributions of cash equal to the excess of the Cash Shortfall over amounts elected to be contributed by the Class A Member under clause (i) immediately preceding.

(c) The Managing Member, or the Withdrawing Class B Member, shall make any Additional Capital Contributions required to be made pursuant to Sections 9.6(c) and 11.4(b) of the Master Formation Agreement. The Class A Member, or the Withdrawing Class A Member, shall make any Additional Capital Contributions required to be made pursuant to Section 9.6(c) of the Master Formation Agreement. Any Additional Contribution made by the Withdrawing Class A Member pursuant to this Section 2.2(c) shall be treated for federal income tax purposes as having been made by the Class A Member and any Interest issued by the Company as a result of such Additional Contribution shall be issued to the Class A Member. Any Additional Contribution made by the Withdrawing Class B Member pursuant to this Section 2.2(c) shall be treated for federal income tax purposes as having been made by the Managing Member and any Interest issued by the Company as a result of such Additional Contribution shall be issued to the Managing Member.

(d) The Members may make Additional Capital Contributions in addition to those required to be made in Sections 2.2(b), 2.2(c), 10.8(b), and 12.9 only with consent of all Members, in which event the Company shall issue to the contributing Member additional Interests with such terms as may be unanimously agreed to by the Members.

ARTICLE III

ALLOCATIONS

3.1	Profits.

After giving effect to the special allocations set forth in Section 3.3 and Section 3.4, Profits for any Allocation Year will be allocated to the Members as follows:

(a) First, 99% to the Class A Member and 1% to the Managing Member until the Class A Member has been allocated an amount equal to the excess, if any, of (i) its cumulative Class A Member Priority Return accrued from the Closing Date through the last day of such Allocation Year, over (ii) the cumulative Profits allocated to the Class A Member pursuant to this Section 3.1(a) for all prior Allocation Years;

(b) Second, 100% to the Managing Member until the Managing Member has been allocated an amount equal to the excess, if any, of (i) its cumulative Managing Member Priority Return accrued from the Closing Date through the last day of such Allocation Year, over (ii) the cumulative Profits allocated to the Managing Member pursuant to this Section 3.1(b) for all prior Allocation Years;

(c) Third, 95% to the Managing Member and 5% to the Class A Member in an amount equal to the excess, if any, of (i) the cumulative Losses allocated to the Members pursuant to Section 3.2(c) for all prior Allocation Years, over (ii) the cumulative Profits allocated to the Members pursuant to this Section 3.1(c) for all prior Allocation Years;

(d) Fourth, to the Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (i) the cumulative Losses allocated to each such Member pursuant to Section 3.2(b) for all prior Allocation Years, over (ii) the cumulative Profits allocated to such Member pursuant to this Section 3.1(d) for all prior Allocation Years; and

(e) Fifth, the balance, if any, 95% to the Managing Member and 5% to the Class A Member.

3.2	Losses.

After giving effect to the special allocations set forth in Section 3.3 and Section 3.4, Losses for any Allocation Year will be allocated to the Members as follows:

(a) First, 95% to the Managing Member and 5% to the Class A Member until the Adjusted Capital Account of either Member is equal to zero;

(b) Second, 100% to any Member with a positive Adjusted Capital Account until its Adjusted Capital Account is equal to zero; and

(c) Third, the balance, if any, 95% to the Managing Member and 5% to the Class A Member.

3.3	Special Allocations.

The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article III, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article III, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.3(c) were not in this Agreement.

(d) Gross Income Allocation. In the event that any Member has an Adjusted Capital Account Deficit at the end of any Allocation Year, each such Member shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article III have been tentatively made as if Section 3.3(c) and this Section 3.3(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be allocated 95% to the Managing Member and 5% to the Class A Member.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h) APC Note Losses. Losses attributable to the APC Note will be allocated as follows:

(i)	First, 95% to the Class A Member and 5% to the Managing Member until the Adjusted Capital Account of either Member is equal to zero;

(ii)	Second, 100% to any Member with a positive Adjusted Capital Account until its Adjusted Capital Account is equal to zero; and

(iii)	Third, the balance, if any, 95% to the Class A Member and 5% to the Managing Member.

(i) APC Note Prepayments. Any interest income of the Company attributable to APC Note Prepayments will be allocated 100% to the Managing Member.

(j) Special Managing Member Payments. Any income of the Company attributable to Special Managing Member Payments will be allocated 100% to the Class A Member.

3.4	Regulatory Allocations.

The allocations set forth in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(d), 3.3(e), 3.3(f) and 3.3(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, the Regulatory Allocations shall be offset with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Article III (other than the Regulatory Allocations), the Tax Matters Member shall, with the consent of the Class A Member, which consent will not be unreasonably withheld, delayed or conditioned, make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 3.1, Section 3.2, and Section 3.3 (other than the Regulatory Allocations). In exercising its discretion under this Section 3.4, the Tax Matters Member shall take into account future Regulatory Allocations under Sections 3.3(a) and 3.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 3.3(e) and 3.3(f).

3.5	Other Allocation Rules.

(a) Profits, Losses, and any other items of income, gain, loss, or deduction will be allocated to the Members pursuant to this Article III as of the last day of each Fiscal Year; provided that Profits, Losses, and such other items shall also be allocated at such times as the Gross Asset Values of Property are adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value” in Section 1.10.

(b) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Tax Matters Member (except to the extent otherwise provided in Section 10.7) using any permissible method under Code Section 706 and the Regulations thereunder.

(c) The Members are aware of the income tax consequences of the allocations made by this Article III and hereby agree to be bound by the provisions of this Article III in reporting their shares of Company income and loss for income tax purposes, except as otherwise required by law.

3.6	Tax Allocations; Code Section 704(c).

(a) Except as otherwise provided in this Section 3.6, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under this Article III.

(b) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the “remedial allocation method” described in Treasury Regulations Section 1.704-3(d). For purposes of applying Section 704(c) and the remedial allocation method, to the extent that the Company is required under Code Section 263A to capitalize into inventory costs depreciation allowances with respect to the Anadarko Contributed Assets, the difference between gross income derived from the business of operating the Anadarko Contributed Assets as computed for Code Section 704(b) purposes and gross income derived from the business of operating the Anadarko Contributed Assets as computed for tax purposes will be treated as gain from the disposition of a contributed asset.

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder applying the “remedial allocation method” described in Treasury Regulations Section 1.704-3(d).

(d) Any elections or other decisions relating to such allocations shall be made by the Tax Matters Member, with the consent of the Class A Member, which consent will not be unreasonably withheld, delayed or conditioned, in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

ARTICLE IV

DISTRIBUTIONS

4.1	Amounts Distributed.

(a) Cash Available for Distribution. Except as otherwise provided in Section 10.8 and Article XII, on the last Business Day of each calendar quarter beginning September 30, 2007 (each such date, a “Distribution Date”), Cash Available for Distribution shall be distributed to the Members in the following order and priority:

(i)	First, 99% to the Class A Member and 1% to the Managing Member until the Class A Member has been distributed an amount equal to the excess, if any, of (A) its cumulative Class A Member Priority Return from the Closing Date through such Distribution Date, over (B) all prior distributions to the Class A Member pursuant to this Section 4.1(a)(i);

(ii)	Second, 100% to the Managing Member in an amount equal to the excess, if any, of (A) the aggregate amount of Nonconsent Additional Capital Contributions made by the Managing Member pursuant to Section 2.2(b)(ii) as of (and including) the day immediately preceding the Distribution Date, over (B) all prior distributions made to the Managing Member pursuant to this Section 4.1(a)(ii);

(iii)	Third, 100% to the Managing Member until the Managing Member has been distributed an amount equal to the excess, if any, of (A) its cumulative Managing Member Priority Return from the Closing Date through such Distribution Date, over (B) all prior distributions to the Managing Member pursuant to this Section 4.1(a)(iii); and

(iv)	Fourth, the balance, if any, 95% to the Managing Member and 5% to the Class A Member.

(b) Cash From Sales. Except as otherwise provided in Section 10.8 and Article XII, Cash From Sales shall be distributed within thirty (30) Business Days of the receipt thereof by the Company 95% to the Managing Member and 5% to the Class A Member.

(c) Special Distributions of Interests in the APC Note. The Company shall, upon a written request of the Class A Member given to the Managing Member within five (5) Business Days of any distribution of Cash From Sales made pursuant to Section 4.1(b), distribute a portion of the APC Note with a Mark-to-Market Value equal to ninety percent (90%) of the Gross Asset Value of the Anadarko Contributed Assets with respect to which such distribution under Section 4.1(b) was made.

(d) APC Note Prepayments. The Company shall distribute 100% of all APC Note Prepayments to the Managing Member within ten (10) Business Days following the Company’s receipt thereof.

(e) Special Managing Member Payments. The Company shall distribute 100% of all Special Managing Member Payments to the Class A Member within ten (10) Business Days following the Company’s receipt thereof.

(f) Estimated Cash Available for Distribution; Reconciliation to Actual Cash Available for Distribution. The amount of any Cash Available for Distribution for any quarter to be distributed in accordance with Section 4.1 shall be based on the Managing Member’s good faith estimate of the Cash Available for Distribution with respect to that quarter, taking into account the estimated gross cash proceeds, direct expenses and the estimated Reimbursable Company Expenses of the Company with respect to that quarter. The variance between the estimated Cash Available for Distribution and the actual Cash Available for Distribution for such quarter (the “Cash Available for Distribution Variance”) shall increase or decrease, as applicable, the amount of Cash Available for Distribution for the next quarter.

4.2	Amounts Withheld.

All amounts withheld pursuant to the Code or any provision of any state, local, or foreign tax law with respect to any payment, distribution, or allocation to the Company or the Members will be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations, to the Members, and to pay over to any federal, state, and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law or any foreign law, and will allocate any such amounts to the Members with respect to which such amount was withheld.

4.3	Limitations on Distributions.

The Company shall make no distributions to the Members except (i) as provided in this Article IV and Section 10.8 and Article XII, or (ii) as agreed to by all of the Members.

4.4	Distributions and Payments to Members.

It is the intent of the Members that no distribution or payment to any Member (including distributions under Sections 4.1, 10.8 and 12.2) will be deemed a return of money or other property in violation of the Act. The payment or distribution of any such money or property to a Member will be deemed to be a compromise within the meaning of Section 18-502(b) of the Act, and the Member receiving any such money or property will not be required to return any such money or property to the Company, any creditor of the Company or any other Person. However, if any court of competent jurisdiction relating to such Member holds pursuant to a final, nonappealable judgment that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation will be the obligation of such Member. The Members agree that in no event will the obligation of any Member to return such money or property be the obligation of the Company or any other Member irrespective of whether or not such obligation arises out of a final, nonappealable judgment of a court of competent jurisdiction. Any amounts required to be paid under such obligation will be treated as a permitted Additional Capital Contribution pursuant to Section 2.2.

ARTICLE V

MANAGEMENT

5.1	Authority of the Managing Member.

(a) The Members intend that the Company be managed by the Managing Member in accordance with Section 18-402 of the Act and subject to any restrictions set forth in the Certificate or this Agreement, including those set forth in Section 1.3(a), Section 5.2, and Section 5.5(a) all powers to control and manage the business and affairs of the Company and to bind the Company will be exclusively vested in the Managing Member, and the Managing Member may exercise all powers of the Company and do all such lawful acts as are not by statute, the Certificate, or this Agreement directed or required to be exercised or done by the Members and in so doing shall have the right and authority to take all actions which the Managing Member deems necessary, useful, or appropriate for the management and conduct of the Company’s business and affairs and in the pursuit of the purposes of the Company, including delegating the right and authority to take such actions to employees of the Managing Member as are designated by the Managing Member. The Managing Member and each such employee shall be an “authorized person” on behalf of the Company, as such term is used in the Act.

(b) Without limiting Section 5.1(a), the Managing Member may delegate its power and authority to conduct the business of the Company to Representatives of the Managing Member, and the Managing Member may designate one or more persons to be Officers of the Company. Such persons shall be “authorized persons” on behalf of the Company, as such term is used in the Act. Each Officer so designated shall have such title and, subject to the other provisions of this Agreement, have such authority and perform such duties as the Managing Member may delegate to such person. The Managing Member may remove any Officer at any time, with or without cause.

5.2	Duties and Obligations of the Managing Member.

(a) The Managing Member shall take all actions which may be necessary or appropriate for the (i) continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged and (ii) accomplishment of the Company’s purposes, including the acquisition, development, maintenance, preservation, and operation of Property subject to and in accordance with the provisions of this Agreement and applicable laws and regulations.

(b) (i)

The Managing Member shall cause the Company to conduct its business and operations separate and apart from that of any Member or any of its Affiliates, including (i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any Member or any of its Affiliates, (ii) except as necessary to facilitate the inclusion of the financial results of the Company’s operations in the consolidated financial statements of Atlas Pipeline Partners GP, LLC and its Affiliates, maintaining books and financial records of the Company separate from the books and financial records of any Member and its Affiliates, and observing all Company procedures and formalities, including maintaining minutes of Company meetings and acting on behalf of the Company only pursuant to due authorization of the Members, (iii) causing the Company to pay its Liabilities from assets of the Company, and (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

(ii)	The Managing Member and its Affiliates shall maintain policies of insurance on the assets and business of the Company consistent with the levels and types of insurance maintained from time to time on the assets and businesses of the Managing Member and its Affiliates that are similarly situated to the Company’s assets and businesses. Notwithstanding Section 5.2(b)(i), the Managing Member and its Affiliates may maintain such insurance policies on a company-wide basis.

(c) Notwithstanding any other provision of this Agreement, the Managing Member, shall not, without the written consent of all of the Members, take any of the following actions:

(i)	Any act that would, to the Managing Member’s knowledge, be in material contravention of the Agreement or, if on behalf of the Company, inconsistent with the purposes of the Company;

(ii)	Any act that would, to the Managing Member’s knowledge, make the Company incapable of carrying on the normal business of the Company;

(iii)	Possess or assign rights in the Property for other than a Company purpose;

(iv)	Perform any act that would, to the Managing Member’s knowledge, subject any Member to Liability for the Debts or obligations of the Company, except as otherwise expressly provided in the LLC Agreement;

(v)	Cause or permit the Company to directly or indirectly acquire any assets other than Permitted Assets;

(vi)	File on behalf of the Company any voluntary petition in Bankruptcy;

(vii)	Cause the Company to distribute any asset to the Members or their Affiliates other than as permitted by this Agreement;

(viii)	Cause or permit the Company to merge or consolidate with any Person;

(ix)	Cause or permit the admission of any Member other than in accordance with Section 10.6 hereof;

(x)	Enter into any transactions with the Managing Member or any of its Affiliates, except as permitted pursuant to Section 1.9(c);

(xi)	Make any loans to or guarantee any obligations of the Managing Member or its Affiliates or any of their respective officers, directors or employees;

(xii)	Incur any Debt on behalf of the Company other than in the ordinary course of business (including, for the avoidance of doubt, in connection with the expansion or acquisition of Permitted Assets), voluntarily incur any contractual obligation to any party other than in the ordinary course of engaging in permitted activities with respect to the Permitted Assets, or issue any class of equity that is senior to the Class A Member’s Interest;

(xiii)	Make any disposition, exchange, transfer or sale of the APC Note except as provided in Sections 4.1(c), 10.8(b) or 12.9;

(xiv)	Cause or permit the Company to enter into any hedging or derivative transaction; or

(xv)	Cause the Company to engage in a disposition (including any exchange, transfer or sale) of any Anadarko Contributed Assets prior to the first anniversary of the Closing Date except as provided in Section 9.6(b) of the Master Formation Agreement. Thereafter, the Managing Member may cause the Company to dispose of Anadarko Contributed Assets without a vote of all of the Members, so long as such disposition is not to the Managing Member or any Affiliate of the Managing Member and the cumulative value of the Anadarko Contributed Assets disposed of during any calendar year does not exceed more than 20% of the initial Gross Asset Value of the Anadarko Contributed Assets (as determined at the time of any such sale) plus the cumulative amount permitted to be sold in any prior year that remains unsold.

(d) Notwithstanding any other provisions of this Agreement (including Section 5.2(c)), the Company, and the Managing Member on behalf of the Company, is hereby authorized to enter into, execute, deliver and perform the Contribution Agreement, the Note Agreement, and all other documents or instruments contemplated thereby or related thereto, all without any further act, vote, or approval of any other Person.

(e) The Managing Member shall cause the Company to loan to APC under the terms of the Note Agreement any cash received by the Company as Additional Contributions made by the Managing Member pursuant to Section 2.2(c).

5.3	Compensation; Expenses.

(a) In General. Except as otherwise provided in this Section 5.3, Section 5.4, and Section 6.7, no Member shall receive any salary, fee, or draw for services rendered to or on behalf of the Company or otherwise in its capacity as the Managing Member, Tax Matters Member or a Member, nor shall any Member be reimbursed for any expenses incurred by such Member on behalf of the Company or otherwise in its capacity as the Managing Member, Tax Matters Member or a Member.

(b) Expenses. The Managing Member may charge the Company, and shall be reimbursed, for reasonable expenses incurred in connection with the Company’s business, including (i) expenses associated with the operation and maintenance of the Permitted Assets, (ii) general and administrative expenses and (iii) expenses attributable to policies of insurance at the agreed upon levels, provided that each of items (ii) and (iii) will be allocated by the Managing Member in a manner consistent with GAAP (all such expenses, “Reimbursable Company Expenses”). Such reimbursement shall be treated as expenses of the Company and shall not be deemed to constitute distributions to any Member of Profit, Loss, or capital of the Company.

(c) Quarterly Reimbursable Company Expense Report. On or before the 60th day following the end of each Fiscal Quarter, the Managing Member shall furnish the Company Conflicts Committee a schedule (the “Quarterly Reimbursable Company Expense Report”) of the Services provided to the Company during such fiscal quarter, which schedule shall include, in reasonable detail all of the Reimbursable Company Expenses charged by the Managing Member with respect to such quarter.

(d) Disputed Amounts. Any Class A Conflicts Committee Member may, within 75 days of actual receipt by such Class A Conflicts Committee Member of the Quarterly Reimbursable Company Expense Report, dispute in writing any amount set forth on the Quarterly Reimbursable Company Expense Report with respect to such fiscal quarter on the ground that such amount was not fair and reasonable to the Company. The Managing Member and the Class A Conflicts Committee Member shall attempt to resolve such dispute, acting diligently and in good faith, using the past practices of such parties and documentary evidence of costs as guidelines for such resolution. If the Managing Member and the Class A Conflicts Committee Member are unable to resolve any such dispute within 30 days, or such additional time as may be reasonable under the circumstances, either the Managing Member or Class A Conflicts Committee Member may submit the dispute to arbitration in accordance with paragraphs (1)-(4) of Section 1.9(c)(v).

5.4	Indemnification of the Managing Member.

(a) Unless otherwise provided in Section 5.4(d), the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Property) shall indemnify, save harmless, and pay all Expenses of the Managing Member, or any officers or directors of the Managing Member relating to any Liability or damage incurred by reason of any act performed or omitted to be performed by the Managing Member or its officers or directors in connection with the business of the Company, including attorneys’ fees incurred by the Managing Member or its officers or directors in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such Liabilities under federal and state securities laws (including the Securities Act) as permitted by law.

(b) Unless otherwise provided in Section 5.4(d), in the event of any action by a Member against the Managing Member, the Company shall indemnify, save harmless, and pay all Expenses of the Managing Member, incurred in the defense of such action, if the Managing Member is successful in such action.

(c) Unless otherwise provided in Section 5.4(d), the Company shall indemnify, save harmless, and pay all Expenses of the Managing Member, if for the benefit of the Company and in accordance with this Agreement the Managing Member makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and suffers any financial loss as the result of such action.

(d) Sections 5.4(a), 5.4(b), and 5.4(c) will be enforced only to the maximum extent permitted by law and the Managing Member will not be indemnified from any Liability for fraud, bad faith (determined in a manner consistent with and taking into account the provisions of Section 1.9(d)), intentional misconduct, gross negligence, or a failure to perform in accordance with this Agreement or the Master Formation Agreement.

(e) The indemnities provided for in this Section 5.4 will survive the Transfer of any Interest in the Company and the liquidation of the Company.

(f) Notwithstanding anything to the contrary in this Agreement, in no event will any indemnification obligation of the Company or a receiver or trustee to indemnify, save harmless, or pay all Expenses set forth in this Section 5.4 subject any Member to personal liability for the obligations of the Company.

5.5 Resignation, Removal.

(a) Resignation of Managing Member. The Managing Member covenants that it will not resign as the manager of the Company without the consent of the Non-Managing Members.

(b) Successor Managing Member. Upon the resignation of the Managing Member as manager of the Company in accordance with Section 5.5(a), a successor manager must be approved by all of the Members.

ARTICLE VI

ROLE OF MEMBERS

6.1	Rights or Powers.

The Non-Managing Members, in their capacities as members of the Company, hereby agree not to exercise any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Non-Managing Members have all of the rights and powers specifically set forth in this Agreement. To the fullest extent permitted by law, the Members hereby waive any and all rights and powers to take part in (or to consent to) the management or control of the Company or its business and affairs, except those rights and powers reserved to them by the express provisions of Section 5.2(c) of this Agreement.

6.2	Voting Rights.

No Non-Managing Member has any voting right except with respect to those matters specifically reserved for a Member vote as expressly provided for in this Agreement. To the fullest extent permitted by law, the Members hereby waive any and all rights and powers to vote (or to consent to) any matters except those reserved to them by the express provisions of this Agreement.

6.3	Meetings and Consents of the Members.

(a) Meetings of the Members may be called by the Managing Member and will be called upon the written request of any Member. The call must state the nature of the business to be transacted. Notice of any such meeting will be given to all Members not less than ten (10) Business Days nor more than thirty (30) days prior to the date of such meeting; provided that the Members may agree in writing to a shorter notice period than ten (10) Business Days. Members may vote in person, by proxy or by telephone at such meeting and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in Section 6.4. Except as otherwise expressly provided in this Agreement, the unanimous vote or consent of the Members is required to constitute the act of the Members or the consent of the Members.

(b) For the purpose of determining the Members entitled to vote on, or to vote at, any meeting of the Members or any adjournment thereof, the Managing Member or the Member requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date may not be more than thirty (30) days nor less than ten (10) Business Days before any such meeting.

(c) Each Member may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney in fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy will be revocable at the pleasure of the Member executing it.

(d) Each meeting of Members must be conducted by the Managing Member or such other individual Person as the Managing Member deems appropriate pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate.

6.4	Procedure for Consent.

In any circumstances requiring the agreement, approval, or consent of the Members specified in this Agreement, such agreement, approval, or consent may, except where a standard for such agreement, approval, or consent is provided for expressly in this Agreement, be given or withheld in the sole and absolute discretion of the Members, and each Member will be entitled to consider only such factors and interests as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. If the Managing Member or the Tax Matters Member receives the necessary agreement, approval, or consent of the Members to such action, the Managing Member or the Tax Matters Member will be authorized and empowered to implement such action without further authorization by the Members. Such agreement, approval, or consent must be obtained in writing or may be obtained by electronic mail, telephone or facsimile, if such electronic mail, telephone conversation or facsimile is followed by a written summary of the electronic mail, telephone conversation or facsimile communication sent by overnight courier, registered or certified mail, postage and charges prepaid, addressed as described in Section 14.1, or to such other address as such Person may from time to time specify by notice to the Members.

6.5	Withdrawal/Resignation.

Except as otherwise provided in Articles IV, X, XII, and XIII hereof, no Member may demand or receive a return on or of its Capital Contributions or withdraw or resign from the Company without the consent of all Members. If any Member resigns or withdraws from the Company in breach of this Section 6.5, such resigning or withdrawing Member will not be entitled to receive any distribution under this Agreement. Under circumstances requiring a return of any Capital Contribution, no Member has the right to receive Property other than cash except as may be specifically provided herein.

6.6	Member Compensation.

No Member may receive any interest, salary, or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in this Agreement.

6.7	Indemnification of Class A Member.

(a) Unless otherwise provided in Section 6.7(b), the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Property) shall indemnify, save harmless, and pay all Expenses of the Class A Member, or any officers or directors of the Class A Member, relating to any Liability or damage incurred by reason of any act performed or omitted to be performed by the Class A Member, officer, or director in connection with the business of the Company following its formation, including attorneys’ fees incurred by the Class A Member, officer, or director in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such Liabilities under federal and state securities laws (including the Securities Act) as permitted by law.

(b) Section 6.7(a) will be enforced only to the maximum extent permitted by law and the Class A Member, or any officers or directors of the Class A Member, will not be indemnified from any Liability for fraud, bad faith (determined in a manner consistent with and taking into account the provisions of Section 1.9(d)), intentional misconduct, gross negligence, or a failure to perform in accordance with this Agreement or the Master Formation Agreement.

(c) The indemnities provided for in Section 6.7(a) will survive the Transfer of any Interest in the Company and the liquidation of the Company.

(d) Notwithstanding anything to the contrary to this Agreement, in no event will any indemnification obligation of the Company or a receiver or trustee to indemnify, save harmless, or pay all Expenses set forth in this Section 6.7 subject any Member to personal liability for the obligations of the Company.

6.8	Members Liability.

Except as otherwise required by the Act, the debts, obligations and Liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and Liabilities of the Company, and a Member shall not be obligated personally for any such debt, obligation or Liability of the Company solely by reason of being a member or manager of the Company. A Member shall be liable only to make Capital Contribution pursuant to Article II and Sections 10.8(b) and 12.9 and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after its Capital Contributions have been made pursuant to Article II and Sections 10.8(b) and 12.9, to make any additional contributions, assessments or payments to the Company; provided that a Member may be required to repay distributions made to it as provided in the Act subject to Section 4.4.

6.9	Partition.

While the Company remains in effect or is continued, each Member agrees not to have any Property partitioned or file a complaint or institute any suit, action or proceeding at law or in equity to have any Property partitioned, and each Member, on behalf of itself, its successors, and its assigns hereby waives any such right.

6.10	Transactions Between a Member or Managing Member and the Company.

Any Member or Managing Member may, but shall not be obligated to, enter into the transactions described in Section 1.9(c) and transact other business with the Company and has the same rights and obligations when transacting such business with the Company as a Person or entity who is not a Member. A Member, any Affiliate thereof or an employee, stockholder, agent, director, or officer of a Member or any Affiliate thereof, may also be an employee, officer or director or be retained as an agent of the Company.

6.11	Other Instruments.

Each Member hereby agrees to execute and deliver to the Company within five (5) Business Days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney, and other instruments and to take such other action as the Managing Member reasonably deems necessary, useful, or appropriate to comply with any laws, rules, or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1	In General.

As of the Closing Date, each of the Members makes each of the representations and warranties applicable to such Member as set forth in Section 7.2 hereof, and such representations and warranties shall survive the execution of this Agreement and the consummation of the transactions on the Closing Date, but shall terminate on the termination of the Company in accordance with the Act.

7.2	Representations and Warranties.

Each Member hereby represents and warrants that:

(a) Due Incorporation or Formation; Authorization of Agreement. Such Member is a corporation, partnership or limited liability company duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership or company power and authority to own its property and carry on its business as owned and carried on at the Closing Date and as contemplated hereby. Such Member is duly licensed or qualified to do business and, where applicable, in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on such Member. Such Member has the corporate, partnership, or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, partnership, or company action. This Agreement constitutes the legal, valid, binding, and enforceable obligation of such Member.

(b) No Conflict with Restrictions; No Default. Neither the execution, delivery, and performance of this Agreement nor the consummation by such Member of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any Governmental Authority, domestic or foreign, or any arbitrator, applicable to such Member, its Parent, or any of its Affiliates, (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of incorporation, bylaws, partnership agreement, or operating agreement of such Member, its Parent, or any of its Affiliates or of any material agreement or instrument to which such Member, its Parent, or any of its Affiliates is a party or by which such Member, its Parent, or any of its Affiliates is or may be bound or to which any of its material properties or assets is subject, (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization, or approval under any indenture, mortgage, lease agreement, or instrument to which such Member, its Parent, or any of its Affiliates is a party or by which such Member, its Parent, or any of its Affiliates is or may be bound and of which such consent, authorization or approval has not been obtained as of date of this Agreement, or (iv) will result in the creation or imposition of any lien, claim, or encumbrance upon any of the material properties or assets of such Member (other than the Interest of the Managing Member, which may be pledged or otherwise encumbered pursuant to Section 10.1), its Parent, or any of its Affiliates.

(c) Governmental Authorizations. Any registration, declaration, or filing with, or consent, approval, license, permit, or other authorization or order by, any Governmental Authority or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance, and performance by such Member under this Agreement or the consummation by such Member of any transaction contemplated hereby, including the termination of any waiting period under the HSR Act, has been completed, made, or obtained on or before the Closing Date.

(d) Litigation. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of such Member or any of its Affiliates, threatened against or affecting such Member or any of its Affiliates or any of their properties, assets, or businesses in any court or before or by any Governmental Authority, domestic or foreign, or any arbitrator which, based on the good faith evaluation of management of such Member or Affiliate, are deemed to have merit and could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which, based on the good faith evaluation of management of such Member or Affiliate, would have merit and if adversely determined could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement; and such Member or any of its Affiliates has not received any currently effective notice of any default, and such Member or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination, or award of any court, any Governmental Authority, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement.

(e) Investigation. Such Member is acquiring its Interest based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis, and expertise, but assuming the accuracy of the representations and warranties in the Contribution Agreement and in this Agreement. Such Member’s acquisition of its Interest is being made for its own account for investment, and not with a view to the sale or distribution thereof. Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest.

ARTICLE VIII

ACCOUNTING, BOOKS, AND RECORDS

8.1	Accounting, Books, and Records.

(a) The Company shall keep on site at its principal place of business each of the following:

(i)	Separate books of account for the Company which shall show a true and accurate record in United States dollars of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of its business in accordance with GAAP;

(ii)	Separate books of account that reflect the Capital Accounts of the Members as maintained pursuant to the provisions of this Agreement;

(iii)	A current list of the full name and last known business, residence, or mailing address of each Member, both past and present;

(iv)	A copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(v)	A copy of the Company’s federal, state, and local income tax returns and reports, if any, for the six most recent years;

(vi)	A copy of this Agreement;

(vii)	A copy of any writings permitted or required under Section 18-502 of the Act regarding the obligation of a Member to perform any enforceable promise to contribute cash or property or to perform services as consideration for such Member’s Interest; and

(viii)	Any written consents obtained from Members pursuant to Section 18-302 of the Act regarding action taken by Members without a meeting.

(b) The Company shall use the accrual method of accounting in preparation of its financial reports and for tax purposes and shall keep its books and records accordingly.

(c) Any Member or its designated Representative has the right at its own cost and expense, upon reasonable notice, to have access to and inspect and copy the contents of the books or records of the Company, provided that such inspections and information gathering be conducted (i) during normal business hours and (ii) in a manner which will not unduly interfere with the Company’s operations. The Company shall be reimbursed by such Member for reasonable costs incurred as a result of such inspection.

8.2	Reports.

(a) In General. The Managing Member shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants. Each report delivered by the Company to the Members pursuant to this Article VIII shall be accompanied by a representation of the Managing Member (signed by an officer on behalf of the Managing Member familiar with the affairs of the Company) that (x) such report has been prepared and fairly stated in all material respects in accordance with GAAP or, to the extent inconsistent therewith, in accordance with this Agreement, and (y) with respect to the reports described in Sections 8.2(b) and (c), no Liquidating Event or Notice Event or event which with notice or lapse of time or both would constitute a Liquidating Event or Notice Event (other than the Liquidating Event described in Section 12.1(a)(i)) has occurred and is continuing or, if any such event has occurred and is continuing, the action that the Managing Member has taken or proposes to take with respect thereto.

The Managing Member shall reasonably cooperate with the Class A Member and provide its Representative reasonable access to such additional financial and other information regarding the Company as the Class A Member may, from time to time, reasonably request, and shall permit the Class A Member and its Representative to make such inspections and conduct such interviews and inquiries as the Class A Member may reasonably require in connection with the Class A Member’s review of the financial and other information provided by the Managing Member to the Class A Member, in each case to the extent reasonably necessary to enable the Class A Member and its ultimate parent to comply with its reporting and disclosure obligations under the Securities Exchange Act of 1934, as amended, or the Securities Act. The Class A Member’s Representative shall conduct all such inspections and other information gathering described above (i) during regular business hours and (ii) in a manner which will not unduly interfere with the Managing Member’s operations.

(b) Annual Reports. Except as otherwise provided in Section 8.2(d), within ninety (90) days after the end of each Fiscal Year, the Managing Member shall cause to be prepared and each Member to be furnished with the following:

(i)	An unaudited balance sheet as of the last day of such Fiscal Year and an unaudited income statement and statement of cash flows for the Company for such Fiscal Year;

(ii)	A statement of the Members’ Capital Accounts and changes therein for such Fiscal Year; and

(iii)	Notes to the financial statements provided pursuant to this Section 8.2(b).

(c) Quarterly Reports. Except as otherwise provided in Section 8.2(d), within forty-five (45) days after the close of each Fiscal Quarter of each Fiscal Year beginning with the Fiscal Quarter during which the Closing Date occurs, the Managing Member shall cause to be prepared and each Member shall be furnished with unaudited financial statements consisting of a balance sheet as of the last day of such Fiscal Quarter, an income statement for such Fiscal Quarter, and a statement of the Members’ Capital Accounts as of the last day of such Fiscal Quarter and changes therein for such Fiscal Quarter, with any notes the Managing Member deems necessary to prevent such financial statements from being misleading and disclose significant changes in the accounting policies, business, or operations of the Company since the latest annual report furnished pursuant to Section 8.2(b).

(d) Revised Financial Reporting Requirements. Should the Class A Member, its ultimate parent or Affiliate become or expected to become subject to reporting requirements pursuant to Rule 3-09 and/or Rule 4-08(g) of SEC Regulation S-X, in each case as may be amended from time to time, or a similar SEC or GAAP reporting requirement (“Revised Financial Reporting Requirements”), the Class A Member shall notify the Managing Member in writing of the form and content of financial information it requires to achieve material compliance with such Revised Financial Reporting Requirements, including any requirement that such financial information be audited by an independent nationally recognized accounting firm of certified public accountants. Such written notification shall be provided by the Class A Member to the Managing Member not less than ninety (90) days prior to the requested information being required to be included in or filed with the financial statements of the Class A Member, its ultimate parent or Affiliate. To the extent that the Revised Financial Reporting Requirements are inconsistent with the reporting requirements set forth in Section 8.2(c) or Section 8.2(b), the Revised Financial Reporting Requirements shall apply to the extent necessary to avoid duplication.

(e) Redemption/Liquidation Date Reports. On the date on which final distributions are made to the Members pursuant to Section 12.2, or on the date on which a distribution is made pursuant to Section 10.8(b), in redemption of the Class A Member’s Interest, the Liquidator (in the case of distributions pursuant to Section 12.2) or the Managing Member (in the case of a redemption distribution pursuant to Section 10.8), shall cause to be prepared and each Member to be furnished with each of the following statements:

(i)	A balance sheet as of the date of such distribution setting forth the assets, Liabilities, and equity of the Company, and setting forth as individual line items the aggregate Mark-to-Market Values for each Property held directly or indirectly by the Company and the Gross Liability Values for each Liability of the Company (a “Mark-to-Market Balance Sheet”);

(ii)	A statement of the Members’ Capital Accounts as adjusted immediately prior to such distribution pursuant to Section 12.2 (in the case of a liquidation) or Section 10.8 (in the case of a redemption); and

(iii)	In the case of a redemption of the Class A Member’s Interest, a Certificate of the Managing Member executed by an officer of the Managing Member that, immediately prior to and after giving effect to such redemption, no Liquidating Event or Notice Event shall have occurred and be continuing.

For purposes of this Section 8.2(e), the Members’ Capital Accounts shall be determined as of the Distribution Date taking into account (x) the adjustments to the Gross Asset Values of the Property that result from a determination of the Mark-to-Market Value of the Property in accordance with Section 13.3 as of the Valuation Date, (y) the adjustments to the Gross Liability Values of the Liabilities of the Company described in Regulations Section 1.752-7(b)(3)(i) that result from a determination of the Mark-to-Market Value of such Liabilities in accordance with Section 13.3 as of the Distribution Date, and (z) the allocation to the Members’ Capital Accounts that would result from an allocation pursuant to Article III of the Profits, Losses, and other items of Company income, gain, loss, or deduction for the period beginning on the first day of the Allocation Year during which the Valuation Date occurs and ending on the Distribution Date.

8.3	Tax Matters.

(a) Tax Matters Member. The Tax Matters Member shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code. The Tax Matters Member shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof within 10 Business Days after becoming aware thereof and, within such time, shall forward to each other Member copies of all significant written communications it may receive in such capacity. The Tax Matters Member shall not extend the statute of limitations for the Company or bind the other Members or the Company to a settlement agreement with the Secretary of the Treasury with respect to any Company items, as defined in Section 6231(a)(3) of the Code, whether in the course of any tax audits, appeals or otherwise without obtaining the prior written consent of each Member, which consent shall not be unreasonably withheld, delayed or conditioned. This Section 8.3 is not intended to authorize the Tax Matters Member to take any action left to the determination of an individual Member under Sections 6222 through 6231 of the Code.

(b) Special Class A Issues. Notwithstanding Section 8.3(a), to the extent that any issue is raised concerning the proper federal income tax treatment of the initial contribution of the Anadarko Contributed Assets and the resulting tax consequences to the Company and its Members (a “Special Class A Issue”), the Class A Member shall have special rights of control over any IRS audit and subsequent controversy as provided below. With respect to any Special Class A Issue, in any IRS audit or subsequent controversy resulting therefrom, the Tax Matters Member (i) shall promptly notify the Class A Member of any IRS oral inquiry about such issue and (unless otherwise authorized by such Representative) refrain from responding to such inquiry until it has received instructions from such Representative; (ii) shall promptly provide copies of any written communication from the IRS to the Class A Member; (iii) shall use all commercially reasonable efforts to permit the Class A Member and its Representatives to participate in any meeting involving the IRS devoted to such issue, or in the portions of any larger meeting related to such issue; (iv) shall not settle or compromise such issue, or make any offer to do so, except at the instruction of the Class A Member (provided, however, the Class A Member shall not settle, compromise or offer to do either, or instruct the Tax Matters Member to settle, compromise or offer to do so, a Special Class A Issue in any manner that results in a materially adverse change in the federal, state or local tax effects to the Managing Member of its investment in the Company without the consent of the Managing Member, which consent shall not be unreasonably withheld, delayed or conditioned); (v) shall submit written materials provided by the Class A Member with respect to such issue in response to any IRS inquiry or at such other times as the Class A Member may reasonably request (provided, however, that the Class A Member shall provide a draft of any such written materials to the Tax Matters Member reasonably in advance of the response date or the requested submission date and shall consider in good faith all requests and comments of the Tax Matters Member or its tax advisors, and provided further that the Tax Matters Member may in its sole discretion disclose to the IRS that such materials are being provided by the Class A Member); and (vi) shall, if so instructed by the Class A Member or if directly asked by the IRS, disclose to the IRS that it lacks the authority to settle or compromise such issues without the approval of the Class A Member. Similarly, the Class A Member (i) shall promptly notify the Tax Matters Member of any IRS oral inquiry (whether or not about a Special Class A Issue) and (unless otherwise authorized by the Tax Matters Member) refrain from responding to any such inquiry that does not relate solely to a Special Class A Issue; (ii) shall promptly provide copies of any written communication received from the IRS to the Tax Matters Member; (iii) shall use all commercially reasonable efforts to permit the Tax Matters Member and its Representatives to act as an observer in any meeting involving the IRS devoted to a Special Class A Issue; (iv) shall not settle or compromise such issue other than a Special Class A Issue, or make any offer to do so, except at the instruction of the Tax Matters Member (provided however, the Tax Matters Member shall not instruct the settlement or compromise of, or the making of an offer to settle or compromise, an issue affecting the Company or the Members other than a Special Class A Issue in any manner that results in a materially adverse change in the federal, state or local tax effects to the Class A Member of its (or its predecessors’) investment in the Company without the consent of the Class A Member, which consent shall not be unreasonably withheld, delayed or conditioned); and (v) shall consider in good faith all requests and comments of the Tax Matters Member or its tax advisors concerning the issues and matters within the authority of the Class A Member. The Class A Member shall bear all expenses of its own participation in any audit or subsequent controversy involving a Special Class A Issue. The Tax Matters Member, the Managing Member, the Class A Member and the Company shall cooperate with each other in good faith to the extent any audit or subsequent controversy involves a Special Class A Issue.

(c) TEFRA Election. The Tax Matters Member shall cause the Company to make the election (a “TEFRA Election”) provided for in Section 6231(a)(1)(B)(ii) of the Code causing the Company to be subject to the unified audit and litigation procedures as set forth in Sections 6221 through 6231 of the Code. The Members will execute any forms necessary to effectuate the TEFRA Election.

(d) Tax Returns and Tax Information. The Tax Matters Member shall prepare (in consultation with and subject to the prior written approval of the Class A Member, which shall not be unreasonably withheld, delayed or conditioned) and file all necessary federal, state and local income and franchise tax returns (including all notices, disclosures, registrations, information statements, etc., required in connection therewith) for the Company, shall make any and all elections allowed or required for federal and state income tax purposes including, without limitation, the election to adjust the tax basis of properties owned by the Company pursuant to Section 754 of the Code and shall prepare and file all other tax returns for the Company. Returns and other reports referred to in this Section 8.3(d) shall be prepared, where applicable, in accordance with the Code and Regulations. The Tax Matters Member shall file the Company’s federal income tax return for each calendar year on or before the due date, including extensions thereof. The Tax Matters Member shall provide to each Member on a timely basis (but no later than 30 days after the end of each of the first three quarters in each calendar year and by April 15 following the end of each calendar year), a year-to-date estimate of all income, gains, losses, deductions, credits, depletion and gain or loss for the Company (the “Tax Return Items”). The Tax Matters Member agrees that it will, upon the request of any Member, cooperate with that Member or its tax advisors upon reasonable notice with regard to the timely compilation of the information pertaining to that Member’s estimated income tax liability under the Code. The Tax Matters Member shall be responsible for the maintenance of all tax accounting records, including depreciation, cost recovery and amortization records, and shall provide a copy of such records to any Member upon request. The Tax Matters Member shall deliver to the Members copies of the federal, state and local income and franchise tax returns and the Tax Return Items for all calendar years on or before June 15 following the end of each such year.

(e) Partner Level Audits. Each Member shall retain complete control with respect to any IRS audit of such Member (as opposed to the Company) and of any contest resulting therefrom, but if an issue is raised in any such audit of a Member that relates to the Company or to any Special Class A Issue, the affected Member shall keep the other Members reasonably informed of the progress of any such issue (including providing copies of any written communications with the IRS on such issue, suitably redacted to remove references to unrelated matters).

(f) Cooperation of Class A Member. The Class A Member shall provide to the Tax Matters Member such information as is reasonably required to allow the Tax Matters Member to perform its obligations under this Section 8.3.

(g) Timely Tax Compliance; Replacement of Tax Matters Member. The Tax Matters Member will perform its obligations under this Section 8.3 in a timely manner, including but not limited to meeting any applicable federal, state or local tax filing deadlines, or obtaining extensions of such deadlines from the relevant taxing authority. In the event that the Tax Matters Member fails to perform its obligations under this Section 8.3 in a timely manner (and to the extent that such failure could reasonably be expected to cause a material adverse impact on the Class A Member) and the Class A Member has complied with its obligations under Section 8.3(f), the Class A Member may replace the Tax Matters Member by delivering to the Tax Matters Member a notice of such election and upon delivery of such notice, the Class A Member will become the successor Tax Matters Member; provided, however, that the Managing Member will have the right to review (i) all prospective tax returns prior to filing and (ii) any written communications received from the IRS by the successor Tax Matters Member, and the Managing Member may provide comments to the successor Tax Matters Member with respect to these items, which the successor Tax Matters Member may take into consideration.

ARTICLE IX

AMENDMENTS

9.1	Amendments.

Amendments to this Agreement may be proposed by any Member. Following such proposal, the Managing Member shall submit to the Members a verbatim statement of any proposed amendment, providing that counsel for the Company shall have approved of the same in writing as to form, and the Managing Member shall include in any such submission a recommendation as to the proposed amendment. The Managing Member shall seek the written vote of the Non-Managing Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment will be adopted and be effective as an amendment hereto if it receives the affirmative vote of all of the Members.

ARTICLE X

TRANSFERS

10.1	Restrictions on Transfers.

Except as otherwise permitted by Section 10.2 of this Agreement, no Member may Transfer (including pledging or otherwise encumbering) all or any portion of its Interest without the consent of the other Members, which consent shall not be unreasonably withheld, provided, however, that the Managing Member shall have the right to pledge or otherwise encumber all or any portion of its Interest without the consent of the other Members, provided, further, that upon any foreclosure or other remedial action, the party holding a lien shall have no rights greater than the Managing Member with respect to the Managing Member’s Interest.

10.2	Permitted Transfers.

Subject to the conditions and restrictions set forth in Section 10.3, a Member may at any time (a) make a Transfer pursuant to Section 10.1 or (b) Transfer all or any portion of its Interest to (i) any other Member or Affiliate of another Member, (ii) any Wholly-Owned Affiliate of the transferor, or (iii) any purchaser approved by all of the other Members (any such Transfer being referred to in this Agreement as a “Permitted Transfer”).

10.3	Conditions to Permitted Transfers.

A Transfer shall not be treated as a Permitted Transfer under Section 10.2 hereof unless and until the following conditions are satisfied:

(a) The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate to effectuate such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement and, to the extent the transferor is a party to the Master Offset Agreement, the Master Offset Agreement.

(b) Such Transfer will be exempt from all applicable registration requirements and will not violate any applicable laws regulating the Transfer of securities, and, except in the case of a Transfer of an Interest to another Member or to a Wholly-Owned Affiliate of any Member, including the transferor, the transferor shall provide an opinion of nationally recognized counsel to such effect.

(c) Such Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940, as amended and the transferor shall provide an opinion of nationally recognized counsel to such effect. The Managing Member and the other Members shall provide to such counsel any information available to the Managing Member or to such other Members, as the case may be, and relevant to such opinion.

10.4	Prohibited Transfers.

Any purported Transfer of an Interest that is not a Permitted Transfer shall, to the fullest extent permitted by law, be null and void and of no force or effect whatsoever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer, the rights with respect to the Transferred Interest shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the Transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or Liabilities for damages that the transferor or transferee of such Interest may have to the Company.

In the case of a Transfer or attempted Transfer of an Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all Liability and Damages that the Company or any of such indemnified Members may incur (including incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

10.5	Rights of Unadmitted Assignees.

A Person who acquires an Interest but who is not admitted as a substituted Member pursuant to Section 10.6 shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, and, to the fullest extent permitted by law, shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

10.6	Admission of Substituted Members.

Subject to the other provisions of this Article X, a transferee of an Interest may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth in this Section 10.6:

(a) The Interest with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer;

(b) The transferee of an Interest (other than, with respect to clauses (i) and (ii) below, a transferee that was a Member prior to the Transfer) shall, by written instrument, (i) accept and adopt the terms and provisions of this Agreement, including this Article X, and (ii) assume the obligations of the transferor Member under this Agreement with respect to the Transferred Interest. The transferor Member shall be released from all such assumed obligations except (x) those obligations or Liabilities of the transferor Member arising out of a breach of this Agreement by the transferor Member and (y) in the case of a Transfer to any Person other than a Member, those obligations or Liabilities of the transferor Member based on events occurring, arising, or maturing prior to the date of Transfer; and

(c) The transferee and transferor shall each execute and deliver such other instruments as the Managing Member reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Certificate or any other instrument filed with the State of Delaware or any other state or Governmental Authority.

10.7	Distributions and Allocations in Respect of Transferred Member Interests.

If any Interest is Transferred during any Allocation Year in compliance with the provisions of this Article X, Profits, Losses, each item thereof, and all other items attributable to the Transferred Interest for such Allocation Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and agreed to by the transferor and transferee. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer; provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer; and provided further that if the Company does not receive a notice stating the date such Interest was Transferred and such other information as the Managing Member may reasonably require within thirty (30) days after the end of the Allocation Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Interest on the last day of such Allocation Year. To the fullest extent permitted by law, neither the Company nor the Managing Member shall incur any Liability for making allocations and distributions in accordance with the provisions of this Section 10.7, whether or not the Managing Member or the Company has knowledge of any Transfer of ownership of any Interest.

10.8	Redemption of Class A Member’s Interest in the Company.

(a) The Class A Member’s entire Interest is required to be redeemed by the Company (a “Mandatory Redemption”) on the 30th anniversary of the Closing Date (or the next Business Day if such date does not fall on a Business Day). In addition, the Class A Member may, by delivery of a written notice to the Managing Member (a “Class A Member Redemption Notice”) at any time after the 15th anniversary of the Closing Date, elect to cause the Company to redeem on the last Business Day of any Fiscal Quarter, all (but not less than all) of the Class A Member’s Interest. Finally, the Managing Member may, by delivery of a written notice to the Class A Member (a “Managing Member Redemption Notice” and, together with a Class A Member Redemption Notice, a “Redemption Notice”) prior to the effectiveness of any Liquidation Notice delivered to the Managing Member pursuant to Section 13.2, or at any time after the 15th anniversary of the Closing Date, elect pursuant to a redemption option (the “Redemption Option”) to have the Company redeem all of the Class A Member’s Interest.

(b) In the event that the Class A Member’s Interest in the Company is redeemed pursuant to this Section 10.8, (i) the Mark-to-Market Value of the Property shall be determined in accordance with Section 13.3 hereof and the Gross Asset Values of all the Property shall be adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value” in Section 1.10 as of the Valuation Date, and the Gross Liability Values of the Liabilities of the Company shall be adjusted pursuant to the definition of “Gross Liability Value” in Section 1.10 as of the Redemption Date, and (ii) Profits, Losses, and other items of Company income, gain, loss, or deduction for the period beginning on the first day of the Allocation Year during which the Redemption Date occurs and ending on the Redemption Date shall be allocated pursuant to Article III. On the Redemption Date, if permitted by the Act and other applicable law, the Company shall distribute to the Class A Member an amount of Cash or other property the aggregate Gross Asset Values of which are equal to the balance in the Class A Member’s Capital Account immediately after giving effect to the adjustments and allocations required by the first sentence of this Section 10.8(b); provided that, unless the Managing Member and the Class A Member otherwise consent, the APC Note shall be distributed to the Class A Member in redemption of the Class A Member’s Interest. If the Capital Account balance of the Class A Member exceeds the Gross Asset Value of the APC Note, the Company shall also distribute cash in an amount equal to such excess as part of the redemption distribution. If the Gross Asset Value of the APC Note exceeds such Capital Account balance, the Class A Member will be required to contribute cash equal to such excess to the Company.

(c) In the event that the Class A Member’s Interest in the Company is being redeemed pursuant to Section 10.8(a), distributions shall be made to such Member, and its Interest in the Company shall be retired, at 9:00 a.m. on (the “Redemption Date”) (i) in the case of a Mandatory Redemption, the 30th anniversary of the Closing Date (or the next Business Day if such date does not fall on a Business Day), or (ii) in the case of any other redemption, the date that is specified in the Redemption Notice, which date shall not be less than five (5) Business Days or more than fifteen (15) Business Days after the date on which the Redemption Notice was given pursuant to Section 10.8(a).

ARTICLE XI

POWER OF ATTORNEY

11.1	Managing Member as Attorney In Fact.

Each Member hereby makes, constitutes, and appoints the Managing Member, each successor Managing Member, and the Liquidator, severally, with full power of substitution and resubstitution, its true and lawful attorney in fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish, and record (i) all certificates of formation, amended name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) that the Managing Member or Liquidator may deem necessary to be filed by the Company under the laws of the State of Delaware or any other jurisdiction in which the Company is doing or intends to do business; provided that such power does not extend to the signing or execution of counterparts of this Agreement on behalf of the Class A Member; (ii) any and all amendments, restatements, or changes to this Agreement and the instruments described in clause (i), as now or hereafter amended, which the Managing Member may deem necessary to effect a change or modification of the Company in accordance with the terms of this Agreement, including amendments, restatements, or changes to reflect (A) the exercise by the Managing Member of any power granted to it under this Agreement, (B) the admission of any additional or substituted Member, and (C) the disposition by any Member of its Interest; provided that the Managing Member shall not, to the extent that any amendment, modification, or change to this Agreement requires the consent of the Class A Member, execute such amendment on behalf of the Class A Member without the express written consent of the Class A Member; (iii) all certificates of cancellation and other instruments which the Liquidator deems necessary or appropriate to effect the dissolution and termination of the Company pursuant to the terms of this Agreement, and (iv) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Company or is deemed necessary by the Managing Member, or Liquidator to carry out fully the provisions of this Agreement in accordance with its terms. Subject to the terms of this Agreement, each Member authorizes each such attorney in fact to take any further action which such attorney in fact shall consider necessary in connection with any of the foregoing, hereby giving each such attorney in fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as such Member might or could do personally, and hereby ratify and confirm all that any such attorney in fact shall lawfully do, or cause to be done, by virtue thereof or hereof.

11.2	Nature of Special Power.

The power of attorney granted pursuant to this Article XI:

(a) Is a special power of attorney coupled with an interest and is irrevocable; provided, however, that, with respect to the power of attorney granted to the Managing Member, such power shall terminate upon the appointment of the Liquidator;

(b) Subject to Section 11.1(ii) hereof, may be exercised by such attorney in fact by listing the Members executing any agreement, certificate, instrument, or other document with the single signature of any such attorney in fact acting as attorney in fact for such Members; and

(c) Shall survive and not be affected by the subsequent Bankruptcy, insolvency, dissolution, or cessation of existence of a Member and shall survive the delivery of an assignment by a Member of the whole or a portion of its Interest (except that where the assignment is of such Member’s entire Interest and the assignee, with the consent of the other Members, is admitted as a substituted Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney in fact to effect such substitution) and shall extend to such Member’s or assignee’s successors and assigns.

ARTICLE XII

DISSOLUTION AND WINDING UP

12.1	Liquidating Events.

(a) Liquidation. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Liquidating Event”):

(i)	The date upon which a Liquidation Notice becomes effective to cause a Notice Event to become a Liquidating Event;

(ii)	The Bankruptcy of any of the Company or any Member;

(iii)	The unanimous vote of the Members to dissolve, wind up, and liquidate the Company;

(iv)	The happening of any other event which the Managing Member determines in good faith and upon advice of counsel to the Company makes it unlawful, impossible, or impractical to carry on the business of the Company;

(v)	The failure of the Managing Member to cause the Company to redeem the Class A Member’s Interest in accordance with Section 10.8;

(vi)	The entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(vii)	At any time there are no members of the Company unless the Company is continued in accordance with the Act.

The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Liquidating Event.

(b) Reconstitution. If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Liquidating Event, then within an additional ninety (90) days after such determination (the “Reconstitution Period”), all of the Members may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited liability company on terms identical to those set forth in this Agreement. Unless such an election is made within the Reconstitution Period, the Company shall wind up its affairs in accordance with Section 12.2. If such an election is made within the Reconstitution Period, then:

(i)	The reconstituted limited liability company shall continue until the occurrence of a Liquidating Event as provided in Section 12.1(a);

(ii)	Unless otherwise agreed to by all of the Members, the Certificate and this Agreement shall, subject to any requirement under the Act to file a new certificate of formation, automatically constitute the Certificate and Agreement of such new Company. All of the assets and liabilities of the dissolved Company shall be deemed to have been automatically assigned, assumed, conveyed, and transferred to the new Company. No bond, collateral, assumption, or release of any Member’s or the Company’s liabilities shall be required;

provided that the right of the Members to select successor managers and to reconstitute and continue the business of the Company shall not exist and may not be exercised unless the Company has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Member and neither the Company nor the reconstituted limited liability company would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

12.2	Winding Up.

Upon the occurrence of (i) a Liquidating Event or (ii) the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event (unless the Company is reconstituted pursuant to Section 12.1(b) hereof), the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs; provided that, to the extent not inconsistent with the foregoing, all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 12.2 and the Certificate has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up of the Company, which winding up shall be completed within ninety (90) days of the occurrence of the Liquidating Event and within ninety (90) days after the last day on which the Company may be reconstituted pursuant to Section 12.1(b) hereof. The Liquidator shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 12.9 hereof), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(a) First, to creditors (other than Members) in satisfaction of all of the Company’s Debts and other Liabilities (whether by payment or the making of reasonable provision for payment thereof to the extent required by Section 18-804 of the Act);

(b) Second, to Members in their capacities as creditors of the Company in satisfaction of all of the Company’s Debts and other Liabilities to the Members (whether by payment or the making of reasonable provision for payment thereof to the extent required by Section 18-804 of the Act), other than Liabilities for distribution to Members under Sections 18-601 or 18-604 of the Act;

(c) Third, to Members and former Members of the Company in satisfaction of liabilities for distribution under Sections 18-601 or 18-604 of the Act; and

(d) The balance, if any, to the Members in accordance with the positive balance in their Capital Accounts, computed in accordance with Section 8.2(e) and after giving effect to all contributions, distributions, and allocations for all periods.

No Member shall receive additional compensation for any services performed pursuant to this Article XII.

12.3	Compliance With Certain Requirements of Regulations; Deficit Capital Accounts.

In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XII to the Members who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article XII may be:

(a) Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 12.2; or

(b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company; provided that such withheld amounts shall be distributed to the Members as soon as practicable.

12.4	Deemed Distribution and Recontribution.

Notwithstanding any other provision of this Article XII, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Property shall not be liquidated, the Company’s Debts and other Liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all its Property and Liabilities to a new limited liability company in exchange for an interest in such new company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new company to the Members.

12.5	Rights of Members.

Except as otherwise provided in this Agreement or the Master Offset Agreement, each Member shall look solely to the Property for the return of its Capital Contributions and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the Debts or Liabilities of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company, the Managing Member or any other Member.

12.6	Allocations and Distributions During Period of Liquidation.

During the period commencing on the first day of the Fiscal Year during which a Liquidating Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 12.2 hereof, the Members shall continue to share Profits, Losses, gain, loss, and other items of Company income, gain, loss, or deduction in the manner provided in Article III but no distributions shall be made pursuant to Article IV after the day on which the Liquidating Event occurs.

12.7	Character of Liquidating Distributions.

All payments made in liquidation of the Interest of a Member in the Company shall be made in exchange for the Interest of such Member in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Member in Company goodwill.

12.8	The Liquidator.

(a) Definition. The “Liquidator” shall be appointed by Managing Member (except that if a Liquidation Event described in Section 12.1(a)(i), Section 12.1(a)(ii) (in respect of the Bankruptcy of the Managing Member) or Section 12.1(a)(v) has occurred, the “Liquidator” shall be appointed by the Class A Member) and shall have the power of attorney granted to the Managing Member pursuant to Article XI.

(b) Compensation. The Company is authorized to pay such reasonable compensation to the Liquidator for its services performed pursuant to this Article XII as shall be agreed upon by the Liquidator and the Managing Member, or, if a Liquidation Event described in Section 12.1(a)(i), Section 12.1(a)(ii) (in respect of the Bankruptcy of the Managing Member) or Section 12.1(a)(v) has occurred, the Class A Member, to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

(c) Indemnification. The Company shall, to the fullest extent permitted by law, indemnify, save harmless, and pay all judgments and claims against the Liquidator or any officers, directors, stockholders, agents, or employees of the Liquidator relating to any Liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents, or employees of the Liquidator in connection with the winding up of the Company, including reasonable attorneys’ fees incurred by the Liquidator, officer, director, agent, or employee in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such Liability or damage is caused by the fraud, intentional misconduct of, or a knowing violation of the laws by the Liquidator which was material to the cause of action.

12.9	Form of Liquidating Distributions.

Except as provided in this Section 12.9, for purposes of making distributions required by Section 12.2, the Liquidator may determine whether to distribute all or any portion of the Property in kind or to sell all or any portion of the Property and distribute the proceeds therefrom; provided that, if permitted by the Act and other applicable law and unless the Class A Member and the Managing Member otherwise consent, the APC Note shall be distributed to the Class A Member in liquidation of the Class A Member’s Interest. If the Capital Account balance of the Class A Member exceeds the Gross Asset Value of the APC Note, the Company shall also distribute cash in an amount equal to such excess as part of the liquidation distribution. The Liquidator shall not distribute Property other than cash to a Class A Member without its consent, and the Liquidator shall be required to reduce the Property to cash to the extent necessary to make distributions to a Class A Member pursuant to Section 12.2 in cash. If the Gross Asset Value of the APC Note exceeds such Capital Account balance, the Class A Member will be required to contribute cash equal to such excess to the Company.

ARTICLE XIII

NOTICE EVENTS

13.1	Notice Events.

In the event that any of the following events (“Notice Events”) shall occur, the Members shall have the rights described in Section 13.2:

(a) The Managing Member fails to (i) be in substantial compliance with its obligation to deal with the Company on an arm’s length basis and as a separate entity or (ii) perform or observe any material term, covenant, or agreement, on its part to be performed or observed (other than such terms, covenants, or obligations as are described in (i) above) under this Agreement, but only if such failure continues unabated for twenty (20) days following the Managing Member obtaining notice from the Class A Member of such failure; or

(b) Any representation or warranty made or deemed made by the Managing Member under or in connection with this Agreement shall prove to have been incorrect in any material respect when made.

13.2	Liquidation Notice.

At any time on or after the occurrence of a Notice Event, the Class A Member may elect to cause such Notice Event to result in a Liquidating Event by delivering to the Managing Member a notice (a “Liquidation Notice”) of such election; provided that: (i) such Notice Event shall not result in a Liquidating Event until the expiration of three (3) Business Days following such delivery, (ii) the Class A Member may rescind such Liquidation Notice by delivering to the Managing Member a notice prior to such third (3rd) Business Day, and (iii) a Liquidation Notice automatically will be deemed rescinded upon the election within such three (3) Business Day period by the Managing Member (or its designee) pursuant to the Managing Member Redemption Option to redeem all of the Class A Member’s Interest pursuant to Section 10.8.

13.3	Determination of Gross Asset Value.

For purposes of determining the amount of any adjustment to (i) the Gross Asset Value of any Property of the Company (including the APC Note) pursuant to subparagraph (ii) or (iii) of the definition of Gross Asset Value in Section 1.10, and (ii) the Gross Liability Value of any Company Liability pursuant to the definition of Gross Liability Value in Section 1.10, the value of such Property or Company Liability will be determined in accordance with this Section 13.3 (such value being the “Mark-to-Market Value”).

(a) In the case of any Property of the Company for which a Gross Asset Value is required by this Agreement to be determined, the Managing Member and the Class A Member shall negotiate in good faith the Mark-to-Market Value of the Property taking into consideration the realizable gross fair market value of the applicable Property on sale thereof to a willing, unrelated purchaser in an arms length transaction (taking into consideration any liquidity or other appropriate discounts). If the Managing Member and the Class A Member are unable to agree on the Mark-to-Market Value of the applicable Property, the Mark-to-Market Value will be determined as provided in (i)-(iv) below.

(i) The Managing Member and the Class A Member will each engage a nationally recognized independent investment banking firm (the “Managing Member Appraiser” and the “Class A Member Appraiser,” respectively) to determine the Mark-to-Market Value of the applicable Property using customary investment banking valuation techniques used to determine fair market value of similarly situated assets (the “Appraised Asset Value”). The Managing Member Appraiser and the Class A Member Appraiser will select a third nationally recognized independent investment banking firm not affiliated with any Member (together with the Managing Member Appraiser and the Class A Member Appraiser, the “Appraisers”) to determine the Appraised Asset Value. In the event the Managing Member Appraiser and the Class A Member Appraiser cannot agree upon the identity of the third Appraiser, the Managing Member Appraiser and the Class A Member Appraiser shall each provide a written list of three other nationally recognized independent investment banking firms, listed in alphabetical order, and the first commonly listed firm shall be selected as the third Appraiser.

(ii) The Company shall provide each Appraiser prompt access to such information as the Appraiser may reasonably request to enable it to determine the Appraised Asset Value. Each Appraiser shall work independently of each other Appraiser and must agree in writing that all Confidential Information and all other information obtained, analysis performed and conclusions reached in the engagement shall be kept confidential by such Appraiser and shall not be disclosed by such Appraiser to any other person (including any other Appraiser) in any manner whatsoever (other than with respect to providing a final report to the Company and the Members setting forth that Appraiser’s opinion on the Appraised Asset Value) before the Appraiser will be provided access to any Confidential Information.

(iii) Each Appraiser will determine the Appraised Asset Value within sixty (60) days of its engagement and furnish the Managing Member and the Class A Member its determination. Following receipt of all Appraised Asset Values for the Property in question, the Managing Member and the Class A Member will adopt the median Appraised Asset Value as the Mark-to-Market Value of the applicable Property.

(iv) The fees and expenses of the Appraisers will be divided equally between the Managing Member and the Class A Member.

(b) In the case of any Liability of the Company for which a Gross Liability Value is required by this Agreement to be determined, the Managing Member and the Class A Member shall negotiate in good faith the Mark-to-Market Value of the Company Liability taking into consideration the amount of cash that a willing assignor would pay to a willing, unrelated assignee to assume such Liability in an arm’s length transaction. If the Managing Member and the Class A Member are unable to agree on the Mark-to-Market Value of the applicable Liability, the Mark-to-Market Value will be determined in a manner corresponding to that set forth in Section 13.3(a) hereof; provided, however, in the event that the Mark-to-Market Value of an applicable Liability is being determined concurrently with the determination of the Mark-to-Market Value of Property or other Liabilities, all Market-to-Market Values shall be determined in the same process set forth in Section 13.3(a).

ARTICLE XIV

MISCELLANEOUS

14.1	Notices.

Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) as of the date so delivered, if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent either by overnight courier, registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by overnight courier, charges prepaid and addressed as follows, or to such other address as such Person may from time to time specify by notice to the Members:

(a) If to the Company, to the address set forth in Section 1.4 hereof;

(b) If to a Member, to the address set forth in Section 2.1 hereof.

14.2	Confidential Information.

Each Class A Member agrees that all Confidential Information shall be kept confidential by such Class A Member and shall not be disclosed by such Class A Member in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed to such Class A Member’s Affiliates and to partners, members, stockholders, prospective partners, members, and stockholders, managers, directors, officers, employees, and authorized Representatives, each of which Representatives shall be bound by the provisions of this Section 14.2 or substantially similar terms; (ii) any disclosure may be made of the terms of a Class A Member’s investment in the Company pursuant to this Agreement and the performance of that investment to the extent required for compliance with applicable Law; (iii) Confidential Information may be disclosed by a Class A Member or Representative to the extent reasonably necessary in connection with such Class A Member’s enforcement of its rights under this Agreement; and (iv) Confidential Information may be disclosed by any Class A Member or Representative to the extent that the Class A Member or Representative has received advice from its counsel that it is legally compelled to do so, provided, that, prior to making such disclosure, the Class A Member or Representative, as the case may be, uses reasonable efforts to preserve the confidentiality of the Confidential Information, including consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure, and provided, further, that the Class A Member or Representative, as the case may be, discloses only that portion of the Confidential Information as is, based on the advice of its counsel, legally required. The provisions of this Section 14.2 shall continue in full force and effect with respect to any Person who has ceased to be a Class A Member of the Company for two (2) years from the date such Person ceased to be a Class A Member.

14.3	Binding Effect.

Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

14.4	Construction.

(a) Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. The terms of this Agreement are intended to embody the economic relationship among the Members and shall not be subject to modification by, or be conformed with, any actions by the Internal Revenue Service except as this Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.

14.5	Time.

In computing any period of time pursuant to this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall be included, unless it is not a Business Day, in which event the period shall begin on the next day which is a Business Day, and the last day of the period so computed shall not be included.

14.6	Headings.

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

14.7	Severability.

Every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

14.8	Incorporation by Reference.

No exhibit, schedule or other appendix attached to this Agreement and referred to herein is incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

14.9	Governing Law.

The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder, without regard to principles of conflicts of laws of the State of Delaware.

14.10	Consent to Jurisdiction.

Each Member (i) irrevocably submits to the non-exclusive jurisdiction of any Texas state court or Federal court sitting in Houston, Texas in any action arising out of this Agreement, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum, and (iv) to the fullest extent permitted by law, consents to the service of process by mail in accordance with Section 14.1 hereof. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

14.11	WAIVER OF JURY TRIAL.

EACH OF THE MEMBERS IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY AND ALL RIGHTS TO IMMUNITY BY SOVEREIGNTY OR OTHERWISE IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

14.12	Counterpart Execution.

This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

14.13	Sole and Absolute Discretion.

Except as otherwise provided in this Agreement (including Article V), all actions which the Managing Member may take and all determinations which the Managing Member may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of the Managing Member.

14.14	Specific Performance.

Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

14.15	No Material Impairment.

No Member shall take any action that could impair materially such Member’s ability to perform its duties and obligations under this Agreement.

14.16	Entire Agreement.

This Agreement and any exhibits and schedules hereto and thereto constitute the entire agreement among the parties hereto and their respective Affiliates and contain all of the agreements among such parties with respect to the subject matter hereof and thereof. This Agreement and the exhibits and schedules hereto and thereto supersede any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof and thereof.

14.17	No Third Party Beneficiaries.

Except as otherwise provided herein, no Person other than a party hereto shall have any rights or remedies under this Agreement. Without limiting the foregoing, any obligations of the Members to satisfy their respective obligations to make Capital Contributions under this Agreement is an agreement only among the Members and no other Person shall have any rights to enforce such obligations.

14.18	Waiver.

Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized Representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

[signatures follow on separate pages]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

ATLAS MIDKIFF, LLC, as Managing Member, the Class B Member and the Tax Matters Member

By:
Name:	David D. Hall
Title:	Chief Financial Officer

THIS IS A SIGNATURE PAGE TO THE OPERATING AGREEMENT OF ATLAS PIPELINE MID-CONTINENT WESTTEX, LLC

AND IS EXECUTED BY THE PARTY NAMED ABOVE IN ITS CAPACITY AS THE MANAGING MEMBER,

THE CLASS B MEMBER AND THE TAX MATTERS MEMBER

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

ANADARKO MIDKIFF/CHANEY DELL LLC, as Class A Member

By:	Western Gas Resources, Inc. Its Member

By:
Name: Albert L. Richey
Title: Vice President

THIS IS A SIGNATURE PAGE TO THE OPERATING AGREEMENT OF ATLAS PIPELINE MID-CONTINENT WESTTEX, LLC

AND IS EXECUTED BY THE PARTY NAMED ABOVE IN ITS CAPACITY AS THE CLASS A MEMBER

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

WESTERN GAS RESOURCES, INC., as an Initial Class A Member and a Withdrawing Class A Member

By:
Name:	Albert L. Richey
Title:	Vice President

THIS IS A SIGNATURE PAGE TO THE OPERATING AGREEMENT OF ATLAS PIPELINE MID-CONTINENT WESTTEX, LLC

AND IS EXECUTED BY THE PARTY NAMED ABOVE IN ITS CAPACITY AS THE INITIAL CLASS A MEMBER

AND THE WITHDRAWING CLASS A MEMBER

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

ATLAS PIPELINE PARTNERS, L.P., as Initial Class B Member and Withdrawing Class B Member

By:	Atlas Pipeline Partners GP, LLC Its General Partner

By:
Name:	Matthew A. Jones
Title:	Chief Financial Officer

THIS IS A SIGNATURE PAGE TO THE OPERATING AGREEMENT OF ATLAS PIPELINE MID-CONTINENT WESTTEX, LLC

AND IS EXECUTED BY THE PARTY NAMED ABOVE IN ITS CAPACITY AS THE INITIAL CLASS B MEMBER

AND THE WITHDRAWING CLASS B MEMBER

EXHIBIT A

CERTIFICATE FOR

ATLAS PIPELINE MID-CONTINENT WESTTEX, LLC

This security has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold, unless it has been registered under the Securities Act or unless an exemption from registration is available (and, in such case, an opinion of counsel reasonably satisfactory to Atlas Pipeline Mid-Continent WestTex, LLC (the “Company”) shall have been delivered to the Company to the effect that such offer or sale is not required to be registered under the Securities Act).

Certificate Number

             of shares

The Company hereby certifies that                     (the “Holder”) is the registered owner of                     shares of the limited liability company interests in the Company (the “Interests”). THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION. SUCH INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND THE APPLICABLE STATE OR FOREIGN SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF SUCH INTERESTS IS FURTHER RESTRICTED AS PROVIDED IN THE OPERATING AGREEMENT OF THE COMPANY. PURCHASERS OF INTEREST SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Operating Agreement of the Company, dated as of                     , 2007, as amended from time to time (the “Agreement”). The Company will furnish a copy of the Agreement to the Holder without charge upon written request to the Company at its principal place of business. The Company maintains books for the purpose of registering the transfer of Interests.

The shares represented by this certificate are securities within the meaning of, and governed by, Article 8 of the Delaware Uniform Commercial Code and by Chapter 8 of the Texas Business Commerce Code. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts or laws.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by [                    ] as of the date set forth below.

Dated: _____________________________
Name:
Title:

(REVERSE SIDE OF CERTIFICATE

FOR INTERESTS OF ATLAS PIPELINE MID-CONTINENT WESTTEX, LLC)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                                            (print or typewrite name of Transferee),                                              (insert Social Security or other taxpayer identification number of Transferee), the following specified percentage of Interests:                                        (identify the percentage of Interests being transferred), and irrevocably constitutes and appoints                                                                 , as attorney-in-fact, to transfer the same on the books and records of the Company, with full power of substitution in the premises.

Dated:	________________________________	Signature:
(Transferor)
Address: